SECURITIES PURCHASE AGREEMENT

dated as of May 24, 2002

by and among

CLIMACHEM, INC., as ISSUER

and

THE OTHER ENTITIES PARTY HERETO, as GUARANTORS

and

THE PURCHASERS PARTY HERETO

and

GUGGENHEIM INVESTMENT MANAGEMENT, LLC, as COLLATERAL AGENT

SECURITIES PURCHASE AGREEMENT

Section                                                                                                                                 Page

SECURITIES PURCHASE AGREEMENT

Section                                                                                                                                 Page

ii

SECURITIES PURCHASE AGREEMENT

Section                                                                                                                                 Page

iii

SECURITIES PURCHASE AGREEMENT

Section                                                                                                                                 Page

                  (m)     Investments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. .  . . . . . . .       47
                  (n)      Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . ..  . . . . . . . .       47
                  (o)      Suspension . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  . . . . . . . . .      47
                  (p)      Compensation. . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . .  . . . . .  ..       47
                  (q)      Change in Location of Chief Executive Office

iv

SECURITIES PURCHASE AGREEMENT

Section                                                                                                                                 Page

SECURITIES PURCHASE AGREEMENT

Schedules

Schedule A         -       Guarantors
Schedule B         -        Purchasers
Schedule 5.1      -        Stock and Warrants
Schedule 5.4      -        Corporate Existence
Schedule 5.5      -        Subsidiaries
Schedule 5.7      -        Other Obligations
Schedule 5.8      -        Ownership and Properties
Schedule 5.9      -        Material Contracts and Indebtedness
Schedule 5.10    -        Environmental Matters
Schedule 5.12    -        Other Ventures
Schedule 5.13    -        Taxes
Schedule 5.14    -        Litigation
Schedule 5.16    -        Employment Contracts
Schedule 5.17    -        Patents, Trademarks, Etc.
Schedule 5.18    -        Material Adverse Effect
Schedule 5.19    -        ERISA
Schedule 5.22    -        Insurance
Schedule 5.23    -        Compliance with Law
Schedule 5.25    -        Agreements with Affiliates
Schedule 6.1(g)  -        Inventory Locations
Schedule 6.2(a)  -        Indebtedness
Schedule 6.2(f)   -       Guarantees
Schedule 6.2(m) -       Investments
Schedule 6.2(n)  -      Affiliate Transactions

Exhibits

Exhibit A                   Form of Note
Exhibit B                   Form of Warrant
Exhibit C                   Form of Compliance Certificate
Exhibit D                   Form of Guaranty
Exhibit E                   Form of Pledge Agreement
Exhibit F                   Form of Opinion of Credit Parties' Counsel

vi

SECURITIES PURCHASE AGREEMENT

          SECURITIES PURCHASE AGREEMENT, dated as of May 24, 2002, by and among LSB Industries, Inc. ("Parent"), ClimaChem, Inc., an Oklahoma corporation, as borrower ("ClimaChem"), and each of the entities listed on Schedule A hereto, as guarantor (each such entity a "Guarantor" and collectively, the "Guarantors"; ClimaChem and each Guarantor individually, a "Credit Party" and collectively, the "Credit Parties"), each Purchaser listed on Schedule B hereto (individually, a "Purchaser" and, collectively, the "Purchasers") and Guggenheim Investment Management, LLC, as collateral agent (the "Collateral Agent")

W I T N E S S E T H :

          WHEREAS, ClimaChem has agreed to issue and sell to the Purchasers, and the Purchasers have agreed to purchase from ClimaChem, upon the terms and conditions hereinafter provided, secured Notes in the aggregate principal amount of $35,000,000 in the form of Exhibit A hereto (the "Notes"); and

          WHEREAS, Parent has agreed to issue to the Purchasers, upon the terms and conditions hereinafter provided, warrants to purchase common stock of Parent in the form of Exhibit B attached hereto (the "Warrants");

          NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1.     DEFINITIONS

          "ACP" shall mean ACP International, Limited, an Oklahoma company.

          "Account Debtor" shall mean any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

          "Accounts" shall mean all of Credit Parties' now owned or hereafter acquired right, title, and interest with respect to "accounts" (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

          "Additional Documents" shall have the meaning set forth in Section 3.4.

          "Additional Interest" shall have the meaning set forth in Section 2.6.

          "Affiliate" shall mean, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 15% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 15% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a general partner or joint venturer shall be deemed to be an Affiliate of such Person.

          "Agreement" shall mean this Securities Purchase Agreement including all amendments, modifications and supplements hereto and any appendices, exhibits and schedules hereto or thereto, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

          "Applicable Law" shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such person, including, without limiting the foregoing, zoning ordinances and all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

          "Balance Sheet" shall have the meaning set forth in Section 5.7(a) hereof.

          "Bankruptcy Code" shall mean the United States Bankruptcy Code, as in effect from time to time.

          "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Credit Party or any Subsidiary or ERISA Affiliate of any Credit Party has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

          "Books" shall mean all of each Credit Party's now or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets including the Collateral) or liabilities, all of its Records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

          "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

          "Canadian Sub" shall mean Climate Mate, Inc., a Canadian corporation.

          "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as a capital lease in a note to such balance sheet, other than, in the case of any Credit Party or a Subsidiary of any Credit Party, any such lease under which such Credit Party or such Subsidiary is the lessor.

          "Capital Expenditures" shall mean all payments for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP.

          "Capitalized Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

          "Cash Collateral Account" shall have the meaning set forth in Section 3.2.

          "Cash Collateral Release Date" shall mean the earliest date after the date that is 18 months after the Initial Closing Date on which no Default or Event of Default is continuing.

           "Cash Equivalents" shall mean (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's, (c) commercial paper maturing no more than 1 year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody's, and (d) certificates of deposit or bankers' acceptances maturing within 1 year from the date of acquisition thereof either ( i ) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody's, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

          "Cash Interest" shall have the meaning set forth in Section 2.6.

          "Change of Control" shall mean (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of a greater number of shares of Parent's Stock having the right to vote for the election of members of the Board of Directors than the number of shares of such Stock held by the Permitted Holders, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) the Parent ceases to directly or indirectly own and control 100% of the outstanding capital Stock of ClimaChem, or (d) ClimaChem ceases to directly or indirectly own and control 100% of the outstanding capital Stock of each Credit Party (other than ClimaChem), or (e) any Credit Party ceases to directly own and control 100% of the outstanding capital Stock of each of its Subsidiaries existing as of the Closing Date, except as provided in Section 6.2(c), or (f) a "Change of Control" as defined in the Indenture relating to the Senior Notes shall occur.

          "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) any Credit Party's or any of its Subsidiaries' employees, payroll, income or gross receipts, (ii) any Credit Party's or any of its Subsidiaries' ownership or use of any of its assets, or (iii) any other aspect of any Credit Party's or any of its Subsidiaries' business.

          "ClimaChem" shall have the meaning set forth in the first paragraph of this Agreement.

          "ClimaCool" shall mean ClimaCool Corp., an Oklahoma corporation.

          "Climate Control Business" shall mean the business consisting of the manufacture and sale of hydronic fan coils and water source heat pumps as well as other products used in commercial and residential heating, ventilation and air conditioning systems conducted by ACP, CMI, IEC, Koax, ClimateCraft, EGI and ClimaCool.

          "ClimateCraft" shall mean ClimateCraft, Inc., an Oklahoma Corporation.

          "Closing Fee" shall mean a fee in an amount equal to 3.25% of the difference of (i) the aggregate principal amount of the Notes purchased by the Purchasers at the Closing minus (ii) the aggregate amount of the proceeds from the issuance of the Notes held in the Cash Collateral Account.

          "CMI" shall mean Climate Master, Inc., a Delaware corporation.

          "COBRA" shall have the meaning set forth in Section 5.19(m) hereof.

          "Code" shall mean the New York Uniform Commercial Code, as in effect from time to time.

          "Collateral Agent" shall have the meaning set forth in the first paragraph of this Agreement.

          "Collateral" shall mean, collectively, the First Priority Collateral and the Second Priority Collateral.

          "Collateral Access Agreement" shall mean a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Inventory, in each case, in form and substance satisfactory to the Required Holders.

           "Collateral Documents" shall mean the Guaranty, the Pledge Agreement and the Mortgages.

          "Collections" shall mean all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds and tax refunds) of the Credit Parties.

          "Common Stock" shall mean the common stock, $0.10 par value, of Parent.

          "Compliance Certificate" shall mean a certificate substantially in the form of Exhibit C delivered by the chief financial officer of Parent to the Purchasers.

          "Consolidated Net Interest Expense" shall mean, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined in conformity with GAAP (including, without limitation, interest expense paid to Affiliates of such Person other than a Subsidiary of Parent), less the sum of interest income and non-cash accretion expense and non-cash amortization for debt origination cost for such period, each determined on a consolidated basis and in accordance with GAAP for such Person and its Subsidiaries.

          "Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

          "Credit Party" shall have the meaning set forth in the Recitals.

          "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

          "DSN" shall mean DSN Corporation, an Oklahoma corporation.

          "EBITDA" shall mean, with respect to any fiscal period, the result of (i) ClimaChem's and its Subsidiaries consolidated net earnings (or loss), as determined in accordance with GAAP, minus (ii) the aggregate amount of all extraordinary gains of ClimaChem and its Subsidiaries for such period, as determined in accordance with GAAP, plus (iii) the aggregate amount of all extraordinary losses, interest expense, income taxes, and depreciation and amortization of ClimaChem and its Subsidiaries for such period, as determined in accordance with GAAP, plus (iv) any transaction costs directly related to the consummation of the transactions contemplated hereby, including costs related to the issuance of the Warrants, to the extent deducted from net earnings.

          "EDN" shall mean El Dorado Nitric Company, an Oklahoma corporation, and all subsidiaries thereof.

          "EGI" shall mean The Environmental Group, Inc., an Oklahoma corporation.

          "Environmental Actions" shall mean any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Substances from (a) any assets, properties, or businesses of any Credit Party or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Substances generated by any Credit Party or any predecessor in interest.

          "Environmental Law" shall mean any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Credit Parties, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC Section 1251 et seq; the Toxic Substances Control Act, 15 USC, Section 2601 et seq.; the Clean Air Act, 42 USC Section 7401 et seq.; the Safe Drinking Water Act, 42 USC Section 3803 et seq.; the Oil Pollution Act of 1990, 33 USC Section 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC Section 11001 et seq.; the Hazardous Material Transportation Act, 49 USC Section 1801 et seq.; and the Occupational Safety and Health Act, 29 USC. Section 651 et seq. (to the extent it regulates occupational exposure to Hazardous Substances); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

          "Environmental Liabilities and Costs" shall mean all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Actions.

           "Environmental Lien" shall mean any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

           "Equipment" shall mean all of Credit Parties' now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

           "ERISA Affiliate" shall mean, with respect to any Credit Party, any trade or business (whether or not incorporated) under common control with such Credit Party and which, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC, excluding the Purchasers and each other person which would not be an ERISA Affiliate if the Purchasers did not own any issued and outstanding shares of Stock of such Credit Party.

           "Event of Default" shall have the meaning set forth in Section 8.1 hereof.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

          "Facility" shall have the meaning set forth in Section 5.10 hereof.

          "Fair Market Value" shall mean, with respect to any asset or property of a Person, the price which could be negotiated in an arm's length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

          "First Priority Collateral" shall mean all of each Credit Party's now or hereafter acquired right, title, and interest in and to each of the following:

          (a)      Cash Collateral Account,

          (b)     Real estate and Equipment located at the El Dorado, Arkansas manufacturing facility, except the DSN plant, precious metals and rolling stock,

          (c)     Real estate and Equipment located at the Cherokee, Alabama manufacturing facility, except precious metals and rolling stock,

          (d)     All outstanding equity securities of Universal Tech Corporation,

          (e)     All assets of Slurry Explosive Corporation and Universal Tech Corporation that are not collateral under the Foothill Debt, and

          (f)     the proceeds and products, whether tangible or intangible of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

          "Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of (i) EBITDA for such period, to (ii) the sum of (A) all principal of Indebtedness of ClimaChem and its Subsidiaries scheduled to be paid or prepaid during such period (not including prepayments of revolving advances under the Foothill Loan Agreement unless such prepayments are accompanied by a reduction of the Revolver Commitment (as defined in the Foothill Loan Agreement) and not including the final scheduled payment of the Foothill Debt at its maturity or the Obligations at the Maturity Date), plus (B) Consolidated Net Interest Expense of ClimaChem and its Subsidiaries for such period, plus (C) all amounts paid or payable by ClimaChem and its Subsidiaries on Capitalized Lease Obligations having a scheduled due date during such period.

          "Financials" shall mean the financial statements referred to in Section 5.7(a) hereof.

          "Fiscal Year" shall mean the twelve month period ending December 31. Subsequent changes of the fiscal year of any Credit Party shall not change the term "Fiscal Year," unless the Required Holders shall consent in writing to such changes.

          "Foothill Debt" shall mean all principal of and premium, if any, and interest on, and all other amounts owing in respect of Indebtedness for borrowed money of ClimaChem and certain Guarantors outstanding under the Foothill Loan Agreement, not exceeding $50 million in aggregate principal amount outstanding at any time.

          "Foothill Loan Agreement" shall mean that certain Loan and Security Agreement dated as of April 13, 2001 by and among ClimaChem, certain Guarantors, the lenders party thereto and Foothill Capital Corporation, as arranger and administrative agent, as amended, including any replacement or refinancing thereof as permitted in this Agreement.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of the financial covenants contained in Section 6.2(s) hereof, GAAP shall be as in effect on the date of the most recent Financials and shall be applied in a manner consistent therewith.

          "General Intangibles" shall mean all of the Credit Parties' now owned or hereafter acquired right, title, and interest with respect to "general intangibles" as that term is defined in the Code (including payment intangibles, contract rights, rights to payment, proprietary rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing arrangements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), and any and all supporting obligations in respect thereof.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guaranty" shall mean that certain Guaranty, dated as of the Initial Closing Date, executed by the Guarantors in favor of the Collateral Agent, for the benefit of the Purchasers, in the form of Exhibit D attached hereto.

          "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

          "Hazardous Substance" shall have the meaning set forth in Section 5.10 hereof.

          "Holder" shall have the meaning assigned to such term in Section 9.1 hereof.

          "IEC" shall mean International Environmental Corporation, an Oklahoma corporation.

          "Indebtedness" means (a) all obligations of a Credit Party for borrowed money (b) all obligations of a Credit Party evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of a Credit Party in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of a Credit Party under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Credit Party, irrespective of whether such obligation or liability is assumed, (e) all obligations of a Credit Party for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of a Credit Party's business and repayable in accordance with customary trade practices), and (f) any obligation of a Credit Party guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse to a Credit Party) any obligation of any other Person.

          "Initial Closing" shall have the meaning set forth in Section 2.2 hereof.

          "Initial Closing Date" shall have the meaning set forth in Section 2.2 hereof.

          "Insolvency Proceeding" shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          "Interest Payment Date" shall have the meaning assigned to such term in Section 2.6(a) hereof.

          "Inventory" shall mean all Credit Parties' now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by a Credit Party as lessor, goods that are furnished by a Credit Party under a contract of service, and raw materials, work in process, or materials used or consumed in a Credit Party's business.

          "Investment" shall mean, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising from the sale of goods or rendition of services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

          "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

          "IRS" shall mean the Internal Revenue Service, or any successor thereto.

          "Koax" shall mean Koax Corp., an Oklahoma corporation.

          "Lien" shall mean any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

          "Loan Documents" shall mean this Agreement, the Notes, the Collateral Documents and all other agreements, instruments, documents and certificates, including, without limitation, pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, and delivered to the Purchasers in connection with this Agreement or the transactions contemplated hereby, other than the Warrants.

          "Material Adverse Effect" shall mean material adverse effect on (i) the business, assets, operations, prospects or financial or other condition of the Credit Parties and their Subsidiaries, taken as a whole, or (ii) ClimaChem's ability to pay the Obligations in accordance with the terms hereof and the other Loan Documents.

          "Material Contracts" shall mean (i) all of each Credit Party's and its Subsidiaries' contracts, agreements, leases or other instruments to which such Person is a party or by which such Person or its properties are bound, which involve payments by or to such Person of more than $500,000, (ii) all of each Credit Party's and its Subsidiaries' loan agreements, bank lines of credit agreements, indentures, mortgages, deeds of trust, pledge and security agreements, factoring agreements, conditional sales contracts, letters of credit or other debt instruments where such Credit Party or its Subsidiaries is an obligor, (iii) all material operating or capital leases for equipment to which any Credit Party, or any of its Subsidiaries is a party, (iv) all non-competition and similar agreements to which any Credit Party, or any of its Subsidiaries is a party, (v) all contracts for the employment of any officer or employee, (vi) all material consulting agreements, (vii) any guarantees by any Credit Party, or any of its Subsidiaries and (viii) all other material contracts not made in the ordinary course of business.

          "Maturity Date" shall mean June 30, 2005.

          "Maximum Lawful Rate" shall have the meaning set forth in Section 2.6(d) hereof.

          "Mortgages" shall mean the mortgages executed by Universal Tech Corporation, Northwest Financial Corporation and Cherokee Nitrogen Company, dated as of the date hereof, in form and substance satisfactory to the Purchasers.

          "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party, any of its Subsidiaries or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

          "Notes" shall have the meaning set forth in the Recitals.

          "Obligations" shall mean all amounts owing by the Credit Parties to the Purchasers and any of their respective assignees pursuant hereto and, all principal, interest, fees, expenses, reasonable attorneys' fees and any other sum payable by the Credit Parties to Purchasers or the Collateral Agent under any of the Loan Documents.

           "Parent" shall have the meaning set forth in the first paragraph of this Agreement.

           "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

           "Pension Plan" shall have the meaning set forth in Section 4.19(a) hereof.

           "Permitted Dispositions" shall mean (a) sales or other dispositions by Credit Parties or Parent of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of the applicable Credit Parties' or Parent's business, (b) sales by Credit Parties of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by Credit Parties in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing by Credit Parties, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of the applicable Credit Party's business, and (e) sales or other dispositions by Credit Parties of Accounts, provided that (i) the consideration payable in connection with the sale or disposition of such Accounts shall be in cash and shall equal no less than 100% of the aggregate original invoice amount of such Accounts and (ii) the proceeds from such sales or dispositions shall be applied to the Foothill Debt or the Obligations.

           "Permitted Holders" shall mean Jack E. Golsen, Barry H. Golsen, their family members, and their respective family trusts and other entities controlled by such family members.

           "Permitted Indebtedness" shall mean, with respect to any Credit Party, (i) taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) bids, tenders, surety or performance bonds, contracts (other than contracts for the payment of money) or leases to which any Credit Party or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) public or statutory obligations of any Credit Party or any of its Subsidiaries; (v) all deferred taxes and (vi) all unfunded pension fund and other employee benefit plan obligations and liabilities but only to the extent permitted to remain unfunded under applicable law.

           "Permitted Investments" shall mean (a) Investments in Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments by any Credit Party in any other Credit Party, (e) guarantees by a Credit Party of Indebtedness permitted under Section 6.2(a), (f) guarantees permitted under Section 6.2(f), and (g) Investments made by any Credit Party in the Parent, provided the aggregate amount of such Investments do not exceed $2,000,000 at any time outstanding.

           "Permitted Liens" shall mean (a) Liens in favor of the Purchasers, (b) Liens existing on the date hereof and securing the Foothill Debt, (c) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (d) Liens set forth on Schedule 5.8, (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Credit Parties' business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (h) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, social security and other similar laws (i) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of Credit Parties' business and not in connection with the borrowing of money, (j) Liens granted as security for surety, performance or appeal bonds in connection with obtaining such bonds in the ordinary course of Credit Parties' business, (k) Liens resulting from any judgment or award that is not an Event of Default hereunder, and (k) with respect to any real property, easements, exceptions, reservations, encroachments, restrictions, rights of way, zoning restrictions and other similar title policy exceptions or encumbrances that do not materially interfere with or impair the use or operation thereof by Credit Parties or that are reflected on the title insurance commitments or policies applicable to such properties.

           "Permitted Protest" shall mean the right of the applicable Credit Party to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by the applicable Credit Party in good faith, and (c) the Required Holders are satisfied in their reasonable discretion that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Purchasers' Liens.

           "Permitted Purchase Money Indebtedness" shall mean, as of any date of determination, Purchase Money Indebtedness in an aggregate amount outstanding at any one time not in excess of $7,500,000.

            "Person" shall mean natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

            "Plan" shall have the meaning set forth in Section 4.19(a) hereof.

            "Pledge Agreement" shall mean that certain Pledge Agreement, dated as of the Closing Date, executed by LSB Chemical Corp. in favor of the Collateral Agent, for the benefit of the Purchasers, in the form of Exhibit E attached hereto.

           "Prepayment Fee" shall mean, with respect to any prepayment of principal of the Notes, an amount equal to such principal amount prepaid multiplied by the following percentage:

           If prepaid during the 12-month period
           ending on the following anniversary
           dates of the Initial Closing Date                                           %

           First anniversary                                                                 2%

           Second anniversary                                                            1%

           Third anniversary                                                               .5%

           "Projections" shall mean Parent's consolidated forecasted (a) balance sheets, (b) profit and loss statements and (c) cash flow statements, all prepared on a consistent basis with Parent's historical consolidated financial statements, together with appropriate supporting details and a statement of underlying assumptions.

           "Purchase Money Indebtedness" shall mean Indebtedness (other than the Obligations and the Foothill Debt, but including Capitalized Lease Obligations), incurred at the time of, or within 60 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

            "Purchaser" shall have the meaning set forth in the first paragraph of this Agreement.

            "Record" shall mean information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

           "Required Holders" shall mean Persons who hold at least a majority of the outstanding principal amount of the Notes.

           "Remedial Action" shall mean all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Substances in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Substances so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC 9601.

            "Retiree Welfare Plan" shall refer to any Welfare Plan providing for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

           "SEC" shall mean the U.S. Securities and Exchange Commission, or any successor thereto.

           "Second Priority Collateral" shall mean all of each Credit Party's now or hereafter acquired right, title, and interest in and to each of the following:

          (a)      Accounts,

          (b)      Books,

          (c)      General Intangibles,

          (d)      Inventory,

          (e)      money or other assets of each such Credit Party that arise from or relate to Accounts, Books, General Intangibles and Inventory and that now or hereafter come into the possession, custody or control of any Purchaser or Collateral Agent, and

          (f)      the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

           "Securities" shall mean, collectively, the Notes and the Warrants.

           "Securities Account" shall mean a "securities account" as that term is defined in the Code.

           "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

           "Senior Notes" shall mean the $105,000,000 in initial aggregate principal amount of 10 3/4% Senior Notes due 2007 issued by ClimaChem pursuant to that certain Indenture dated as of November 26, 1997.

           "Services Agreement" means the Services Agreement, dated as of November 21, 1997, between the Parent and ClimaChem.

            "Spill" shall have the meaning set forth in Section 4.10 hereof.

            "Stock" shall mean all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a111 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

            "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%. Subsidiary shall not include EDN, DSN and each of their respective subsidiaries.

           "Taxes" shall have the meaning set forth in Section 2.11(a) hereof.

           "Transaction Documents" shall mean this Agreement, the Notes, the Collateral Documents and the Warrants.

           "Trigger Event" shall the meaning set forth in Section 8.

           "Trigger Failure Amount" shall have the meaning set forth in Section 8.

           "UK Sub" shall mean The Environmental Group International Limited, a company formed under the laws of the United Kingdom.

          "Warrants" shall have the meaning set forth in the Recitals.

           "Welfare Plan" shall mean any welfare plan, as defined in Section 3(1) of ERISA, which is maintained or contributed to by any Credit Party, any of its Subsidiaries or any ERISA Affiliate.

           "Withdrawal Liability" shall mean, at any time, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA, and any increase in contributions pursuant to Section 4243 of ERISA with respect to all Multiemployer Plans.

           References to this "Agreement" shall mean this Securities Purchase Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

           Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2.      PURCHASE OF SECURITIES

                  2.1      Purchase of Securities.  (a)  Subject to the terms and conditions set forth in this Agreement, each Purchaser agrees, severally and not jointly, to purchase from ClimaChem, and ClimaChem agrees to issue and sell to each Purchaser, on the Closing Date, the Notes to be issued by ClimaChem set forth opposite each Purchaser's name on Schedule B hereto at the respective purchase prices therefor set forth on Schedule B hereto. The aggregate principal amount of Notes to be purchased on the Closing Date, and the aggregate purchase price therefor, shall be $35,000,000.

                         (b)     Subject to the terms and conditions set forth in this Agreement, each Purchaser agrees, severally and not jointly, to purchase from Parent, and Parent agrees to issue to each Purchaser, on the Closing Date, Warrants to be issued by Parent set forth opposite each Purchaser's name on Schedule B hereto.

                  2.2     Closing.  The closing of the purchase and sale of the Securities (the "Closing") shall take place within five Business Days after the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 or such date and time as shall be mutually agreed to by the parties hereto (the "Closing Date") at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, or such other place as shall be mutually agreed to by the parties hereto.

                          On the Closing Date, ClimaChem or Parent, as the case may be, will deliver to each Purchaser (i) the Note payable to such Purchaser against delivery by such Purchaser of the applicable purchase price therefor, by wire transfer of funds to the account of ClimaChem, or at the option of the Purchasers, by delivery to ClimaChem of their Senior Notes to be repurchased as set forth in Section 2.5 hereof, and (ii) the Warrant, all in accordance with Schedule B hereto.

           2.3     Optional Prepayment. ClimaChem shall have the right, on 10 days prior notice to the Purchasers, to voluntarily prepay all or any portion (in multiples of not less than $500,000 or the amount outstanding on the Notes and on a pro rata basis) of the Notes. Each prepayment shall be accompanied by the payment of accrued and unpaid Additional Interest on the amount being prepaid and all accrued and unpaid Cash Interest, each through the date of payment and the Prepayment Fee.

            2.4     Repayment of Notes.   ClimaChem promises to repay the entire unpaid principal amount of, and any unpaid and accrued Cash Interest and Additional Interest on, the Notes on the Maturity Date.

            2.5     Use of Proceeds.  The proceeds of the purchase price hereunder at the Closing shall be used solely to (a) purchase all the Senior Notes held by the Purchasers or their affiliates at a price per $1000 of aggregate principal of such Senior Notes acceptable to the Purchasers, (b) pay for transaction costs associated with the transactions contemplated herein, (c) fund the Cash Collateral Account and (d) for working capital purposes of the Credit Parties.

           2.6     Interest on Notes.  (a)  ClimaChem shall pay, in cash, interest ("Cash Interest") to each Purchaser, quarterly in arrears on the last day of each March, June, September and December, commencing June 30, 2002 and on the Maturity Date (each, an "Interest Payment Date"), at a rate per annum equal to 10.5%, based on a year of 360 days for the actual number of days elapsed, on such Purchaser's ratable share of the aggregate principal amount of the Notes. The Notes, other than the aggregate principal amount held in the Cash Collateral Account, shall also bear additional interest ("Additional Interest") at a rate per annum equal to 5.5%, based on a year of 360 days for the actual number of days elapsed; provided, however, that any such principal amount held in the Cash Collateral Account shall begin to accrue Additional Interest upon the earlier of (i) application of such amount to any of the Obligations and (ii) withdrawal or release of such amount from the Cash Collateral Account. Such Additional Interest shall accrue, and be compounded on each Interest Payment Date and shall be payable in cash on the earlier of any prepayment of the Notes (as to the amount prepaid) and the Maturity Date.

                 (b)  If any payment on any Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate for such Note during such extension.

                  (c)  So long as any Event of Default shall be continuing, the rate of Cash Interest applicable to the Notes shall be increased by 2% per annum above the rate of Cash Interest otherwise applicable to the Notes.

                  (d)  Notwithstanding anything to the contrary set forth in this Section 2.6, if at any time until payment in full of the Notes, the interest rate payable on any Notes exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable on such Notes shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the interest rate payable on such Notes is less than the Maximum Lawful Rate, ClimaChem shall continue to pay interest thereunder at the Maximum Lawful Rate until such time as the total interest received by the Purchasers is equal to the total interest which they would have received had the interest rate on such Notes been (but for the operation of this paragraph) the applicable interest rate payable since the Initial Closing Date. Thereafter, the interest rate payable on such Notes shall be the applicable interest rate pursuant to clauses (a) through (c) above unless and until such rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by any Purchaser for any Notes pursuant to the terms hereof exceed the amount which it could lawfully have received for such Notes had the interest due hereunder for such Notes been calculated for the full term thereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 2.6(d), shall make a final determination that a Purchaser has received interest hereunder or under any of the Loan Documents in excess of the Maximum Lawful Rate, such Purchaser shall, to the extent permitted by applicable law, promptly apply such excess first to any Cash Interest due or accrued and not yet paid under the Notes, then to any Additional Interest due or accrued and not yet paid under the Notes, then to the outstanding principal of the Notes, then to other unpaid Obligations and thereafter shall refund any excess to ClimaChem or as a court of competent jurisdiction may otherwise order.

           2.7     Receipt of Payments.  ClimaChem shall make each payment under the Notes not later than 2:00 P.M. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to each Purchaser's respective depository bank in the United States as designated by such Purchaser from time to time for deposit in such Purchaser's depositary account. For purposes only of computing interest under the Notes, all payments shall be applied by each Purchaser to the Notes on the day payment has been credited by such Purchaser's depository bank to such Purchaser's account in immediately available funds.

           2.8     Application of Payments.  ClimaChem irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by any Purchaser from or on behalf of ClimaChem pursuant to the terms of this Agreement, and ClimaChem irrevocably agrees that each

Purchaser shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations and in repayment of the Notes as the Required Holders may deem advisable. In the absence of a specific determination by the Required Holders with respect thereto, the same shall be applied in the following order: (i) then due and payable fees and expenses; (ii) then due and payable or accrued Cash Interest payments on the Notes; (iii) then due and payable or accrued Additional Interest payments on the Notes; (iv) then outstanding principal of the Notes; and (v) then other unpaid Obligations.

           2.9     Sharing of Payments.  If any holder of the Notes or a portion thereof shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Notes held by it in excess of its ratable share of payments on account of the Notes, held by all holders thereof, such holder shall forthwith purchase from each other holder of Notes, as applicable, such participations in the Note held by it as shall be necessary to cause such purchasing holder to share the excess payment ratably with each other holder of Notes; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing holder, such purchase shall be rescinded and such holder shall repay to the purchasing holder the purchase price to the extent of such recovery together with an amount equal to such holder's ratable share (according to the proportion of (i) the amount of such holder's required repayment to (ii) the total amount so recovered from the purchasing holder) of any interest or other amount paid or payable by the purchasing holder in respect of the total amount so recovered. ClimaChem agrees that any holder so purchasing a participation from another holder pursuant to this Section 2.9 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such holder were the direct creditor of ClimaChem in the amount of such participation. ClimaChem further agrees to make all payments on the Notes to all holders thereof on a pro rata basis, based on the principal amount of the Notes held by each.

           2.10  Access. Each Purchaser and any of its officers, employees and/or agents shall have the right, exercisable as frequently as it reasonably determines to be appropriate, during normal business hours, to visit and inspect the properties and facilities of ClimaChem and its Subsidiaries and to inspect, audit and make extracts from all of ClimaChem and its Subsidiaries' records, files, corporate books and books of account and to discuss the affairs, finances and accounts of ClimaChem and its Subsidiaries with the principal officers of the respective Person, all at such reasonable times, upon reasonable notice and as often as such Purchaser may reasonably request. ClimaChem shall deliver any document or instrument reasonably necessary for such Purchaser, as it may request, to obtain records from any service bureau maintaining records for ClimaChem and its Subsidiaries. ClimaChem shall instruct its and its Subsidiaries' banking and other financial institutions to make available to such Purchaser such information and records as it may reasonably request.

           2.11  Taxes.  Any and all payments by ClimaChem hereunder or under the Notes shall be made, in accordance with this Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of the respective Purchaser, by the jurisdiction under the laws of which such Purchaser is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If ClimaChem shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes to any Purchaser, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Purchaser receives an amount equal to the sum it would have received had no such deductions been made, (ii) ClimaChem shall make such deductions, and (iii) ClimaChem shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

                  (b)  In addition, ClimaChem agrees to pay any present or future stamp or documentary taxes or any other sales, transfer, exercise, mortgage recording or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, sale, transfer, delivery or registration of, or otherwise with respect to, any of the Transaction Documents (hereinafter referred to as "Other Taxes").

                   (c)  ClimaChem shall indemnify each Purchaser for the full amount of Taxes or Other Taxes (including without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Purchaser and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Purchaser makes written demand therefor.

                  (d)  Within 30 days after the date of any payment of Taxes, ClimaChem shall furnish to each Purchaser the original or a certified copy of a receipt evidencing payment thereof.

                   (e)  Without prejudice to the survival of any other agreement of any Credit Party hereunder, the agreements and obligations of ClimaChem contained in this Section 2.11 shall survive the payment in full of the Notes.

            2.12  Original Issue Discount.  The Credit Parties and the Purchasers hereby acknowledge and agree that the Warrants are part of an investment unit within the meaning of Section 1273(c)(2) of the IRC, which includes the Notes being purchased by the Purchasers. Notwithstanding anything to the contrary contained herein, the Credit Parties and the Purchasers hereby further acknowledge and agree that for United States federal, state and local income tax purposes the "issue price" of the Warrants and the Notes under Section 1273(b) of the IRC shall equal $_____ and $______, respectively. The Credit Parties and the Purchasers agree to use the foregoing issue prices for all income tax purposes with respect to this transaction.

3.     CREATION OF SECURITY INTEREST.

           3.1  Grant of Security Interest.  Each Credit Party grants to the Collateral Agent, for the benefit of itself and the Purchasers, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by the Credit Parties of each of their covenants and duties under the Loan Documents. The Collateral Agent's Liens in and to the Collateral shall attach to all Collateral without further act on the part of the Collateral Agent, or the Credit Parties. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions and as provided in Sections 6.2(c), 6.2(d) and 8, the Credit Parties have no authority, express or implied, to dispose of any item or portion of the Collateral.

           3.2     Cash Collateral Accounts. The Collateral Agent has established a deposit account (the "Cash Collateral Account") at Harris Bank, designated as "Guggenheim ClimaChem Collateral Account". The Collateral Agent may establish one or more other deposit accounts and one or more Securities Accounts with such depositaries and securities intermediaries as it in its sole discretion shall determine. Each such account shall be in the name of the Collateral Agent (but may also have words referring to ClimaChem and the account's purpose). ClimaChem agrees that each such account shall be under the sole dominion and control of the Collateral Agent. The Collateral Agent shall be the entitlement holder with respect to each such Securities Account and the only Person authorized to give entitlement orders with respect thereto. Without limiting the foregoing, funds on deposit in any Cash Collateral Account may be invested in Cash Equivalents, and only Cash Equivalents, at the direction of the Collateral Agent and the Purchasers, on a pro rata basis, shall be entitled to any income from any such investment; provided, however, that the Collateral Agent shall not have any responsibility for, or bear any risk of loss of, any such investment. Neither ClimaChem nor any other Credit Party or Person claiming on behalf of or through ClimaChem or any other Credit Party shall have any right to demand payment of any of the funds held in any Cash Collateral Account at any time prior to the earlier of (i) the date on which all Obligations are irrevocably paid in full and (ii) the Cash Collateral Release Date. Upon request by ClimaChem at any time after the Cash Collateral Release Date, so long as no Default or Event of Default is then continuing, the Collateral Agent shall, at ClimaChem's expense, remit or release all amounts in the Cash Collateral Account less (i) any amount representing income earned on the funds on deposit in the Cash Collateral Accounts and (ii) all fees payable pursuant to Section 6.1(n) hereof. The Required Holders may, at any time, in their sole discretion, apply any and all amounts in any Cash Collateral Account to any Cash Interest payable on the Notes or to the other Obligations if not paid when due, after applicable grace periods.

             3.3  Collection of Accounts, and General Intangibles. At any time after the occurrence and during the continuation of an Event of Default, the Collateral Agent or the Collateral Agent's designee may (a) notify Account Debtors of the Credit Parties that the Accounts, chattel paper, or General Intangibles have been assigned to the Collateral Agent or that the Collateral Agent has a security interest therein, or (b) collect the Accounts, chattel paper, or General Intangibles directly and include the collection costs and expenses as part of the Obligations. Subject to the rights of the parties that have a first Lien on the Accounts, chattel paper or General Intangibles of any of the Credit Parties, each Credit Party agrees that it will hold in trust for the Purchasers, as the Purchasers' trustee, any Collections that it receives and immediately will deliver said Collections to the Collateral Agent in their original form as received by the applicable Credit Party.

            3.4    Delivery of Additional Documentation Required.  At any time upon the request of the Collateral Agent, the Credit Parties shall execute and deliver to the Collateral Agent, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the "Additional Documents") that the Collateral Agent may request in its reasonable discretion, in form and substance satisfactory to the Collateral Agent, to perfect and continue perfected or better perfect the Collateral Agent's Liens in the Collateral (whether now owned or hereafter arising or acquired) and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, each Credit Party authorizes the Collateral Agent to execute any such Additional Documents in the applicable Credit Party's name and authorizes the Collateral Agent to file such executed Additional Documents in any appropriate filing office. The Collateral Agent shall forward to such Credit Party a copy of such Additional Documents before filing. In addition, on such periodic basis as the Collateral Agent shall require in its reasonable discretion, the Credit Parties shall (a) provide the Collateral Agent with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by the Credit Parties during a prior period, (b) cause all patents, copyrights, and trademarks acquired or generated by the Credit Parties that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of the Credit Parties' ownership thereof, and (c) cause to be prepared, executed, and delivered to the Collateral Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder.

           3.5  Power of Attorney.  Each Credit Party hereby irrevocably makes, constitutes, and appoints the Collateral Agent (and any of the Collateral Agent's officers, employees, or agents designated by the Collateral Agent) as such Credit Party's true and lawful attorney, with power to (a) if such Credit Party refuses to, or fails timely to execute and deliver any of the documents described in Section 3.3, sign the name of such Credit Party on any of the documents described in Section 3.3, (b) at any time that an Event of Default has occurred and is continuing, sign such Credit Party's name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse such Credit Party's name on any Collection item that may come into the any Purchaser's possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Credit Party's policies of liability insurance and other insurance covering any Collateral and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes an claims respecting the Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that the Collateral Agent determines to be reasonable, and the Collateral Agent may cause to be executed and delivered any documents and releases that the Collateral Agent determines to be necessary. The appointment of the Collateral Agent as each Credit Party's attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed.

           3.6  Right to Inspect.  The Collateral Agent and each Purchaser (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter upon reasonable notice to ClimaChem or the applicable Credit Party to inspect the books and records and to check, test, and appraise the Collateral in order to verify the Credit Parties' financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

           3.7  Code and Other Remedies. Subject to the rights under the Foothill Loan Agreement, during the continuance of an Event of Default, the Collateral Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Credit Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of the Collateral Agent or any Purchaser or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Credit Party, which right or equity is hereby waived and released. Each Credit Party further agrees, at the Collateral Agent's request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Credit Party's premises or elsewhere.

The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 3.7, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the Purchasers hereunder, including reasonable attorneys' fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with the terms of this Agreement, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, need the Collateral Agent account for the surplus, if any, to any Credit Party. To the extent permitted by applicable law, each Credit Party waives all claims, damages and demands it may acquire against the Collateral Agent or any Purchaser arising out of the exercise by them of any rights hereunder, unless such claim is the result of the gross negligence or willful misconduct of the Collateral Agent. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

           3.8     Deficiency.  Each Credit Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any Purchaser to collect such deficiency.

           3.9     Lien Priority and Subordination.  The Collateral Agent shall have a first priority Lien on the First Priority Collateral, free and clear of all Liens and encumbrances and subject only to Permitted Liens, except that any Liens described in clause (b) of the definition of Permitted Liens shall be junior to the Lien of Collateral Agent in the First Priority Collateral. The Collateral Agent shall have a Lien on all Second Priority Collateral, free and clear of all Liens and encumbrances, subject only to Permitted Liens.

4.     PURCHASERS' REPRESENTATIONS AND WARRANTIES

           Each Purchaser, severally and not jointly, makes the following representations and warranties to ClimaChem, each and all of which shall survive the execution and delivery of this Agreement and the Initial Closing and any Additional Closings hereunder:

           4.1  Investment Intention.  Such Purchaser is purchasing the Securities for its own account, for investment purposes and not with a view to the distribution thereof. Such Purchaser will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of the Securities (or solicit any offers to buy, purchase, or otherwise acquire any of the Securities), except in compliance with the Securities Act.

            4.2  Accredited Investor. Such Purchaser is an "accredited investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.

            4.3     Restricted Securities. Each Purchaser understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from ClimaChem in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, such Purchaser represents that it is familiar with Rule 144 of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

           4.4     Corporate Existence.  Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the State of its organization.

           4.5     Power, Authorization; Enforceable Obligations.  The execution, delivery and performance by such Purchaser of this Agreement and the other Transaction Documents to be executed by it: (i) are within such Purchaser's corporate or other power; (ii) have been duly authorized by all necessary corporate or other action; (iii) are not in contravention of any provision of such Purchaser's certificate of incorporation or by-laws or other organizational documents; and (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality binding on such Purchaser. This Agreement and the other Transaction Documents to which such Purchaser is a party have each been duly executed and delivered by such Purchaser and constitute the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.  CREDIT PARTIES' REPRESENTATIONS AND WARRANTIES

           Each Credit Party, and Parent, to the extent any representation relates to Parent, jointly and severally, makes the following representations and warranties, each as of the date hereof, to each Purchaser, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder (for avoidance of doubt, nothing herein shall be construed to require any Credit Party to update the representations and warranties after the date thereof):

            5.1     Authorized and Outstanding Shares of Capital Stock.  After giving effect to the Closing, the authorized capital stock of Parent consists of 75,000,000 shares of common stock, $0.10 par value, of which 11,935,583 shares are issued and outstanding, and 250,000 shares of preferred stock, $100 par value, of which 1,294 shares are issued and outstanding, 5,000,000 shares of class C preferred stock, no par value, of which 907,250 shares are issued and outstanding, 20,000 shares of Class B preferred stock, $100 par value, of which 20,000 shares are issued and outstanding and 1,000,000 shares of Class D preferred stock, no par value, of which 1,000,000 shares are issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and non-assessable. Except as set forth on Schedule 4.1, (i) there is no existing option, warrant, call, commitment or other agreement to which Parent is a party requiring, and there are no convertible securities of Parent outstanding which upon conversion would require, the issuance of any additional shares of Stock of Parent or other securities convertible into shares of equity securities of ClimaChem, and (ii) there are no agreements to which Parent is a party with respect to the voting or transfer of the Stock of Parent. There are no stockholders' preemptive rights or rights of first refusal or other similar rights with respect to the issuance of Stock by Parent. True and correct copies of the certificate of incorporation and by-laws of Parent have been delivered to each Purchaser. Parent is the record and beneficial owner of 95% of the issued and outstanding shares of capital stock of ClimaChem and any right to acquire the same, and Prime Financial Corporation, a wholly owned subsidiary of Parent, is the record and beneficial owner of 5% of the issued and outstanding shares of capital stock of ClimaChem and any right to acquire the same.

           5.2     Authorization and Issuance of the Securities.  The issuance of the Securities has been duly authorized by all necessary corporate action on the part of ClimaChem and Parent and, upon delivery to each Purchaser of the Securities against payment in accordance with the terms hereof, the Securities will have been validly issued, free and clear of all pledges, liens, encumbrances and preemptive rights. The issuance of shares of Common Stock upon exercise of the Warrants has been duly authorized by all necessary corporate action on the part of Parent and, when issued upon such exercise, such Common Stock will have been validly issued and fully paid and non-assessable. Parent has duly reserved 595,585 shares of Common Stock for issuance pursuant to the terms of the Warrants.

            5.3     Securities Laws.  In reliance on the investment representations contained in Sections 4.1 and 4.2 hereof, the offer, issuance, sale and delivery of the Securities, as provided in this Agreement, are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and are otherwise in compliance with such laws. Neither ClimaChem, Parent nor any Person acting on their behalf has taken or will take any action (including, without limitation, any offering of any securities of ClimaChem or Parent under circumstances which would require the integration of such offering with the offering of the Securities under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of the Securities to the registration requirements of Section 5 of the Securities Act.

           5.4     Corporate Existence.  ClimaChem, Parent and each of the Credit Parties, (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, as set forth on Schedules 5.4 or 5.5; (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not be reasonably likely to have a Material Adverse Effect); (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now being conducted and as proposed to be conducted; and (iv) except for Slurry Explosive Corporation and Universal Tech Corporation, with respect to their operation of the Hallowell, Kansas facility, has, or has applied for, all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, the failure of which would be reasonably likely to have a Material Adverse Effect.

           5.5     Subsidiaries.  There currently exist no Subsidiaries of ClimaChem other than as set forth on Schedule 5.5 hereto, which sets forth such Subsidiaries, together with their respective jurisdictions of organization, and the authorized and outstanding capital Stock of each such Subsidiary, by class and number and percentage of each class owned by ClimaChem or any other Person. There are no options, warrants, rights to purchase or similar rights covering capital Stock for any such Subsidiary.

           5.6      Corporate Power; Authorization; Enforceable Obligations.  The execution, delivery and performance by each Credit Party and Parent of this Agreement, the other Transaction Documents to which each is a party and all instruments and documents to be delivered by each Credit Party and Parent, and the consummation of the other transactions contemplated by any of the foregoing: (i) are within such Person's corporate power and authority; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of such Person's certificate of incorporation or by-laws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality applicable to such Person; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any Material Contract; (vi) will not result in the creation or imposition of any Lien upon any of the property of such Person or any of its Subsidiaries other than Permitted Liens and the Lien granted pursuant to this Agreement; and (vii) do not require the consent or approval of, or any filing with, any Governmental Authority or any other Person (except to the extent previously obtained or made or those required to perfect the Purchasers' security interest, such as filing of financing statements and/or mortgages with appropriate Governmental Authorities). On or prior to the Closing Date, each of this Agreement and the other Transaction Documents shall have been duly executed and delivered by each Credit Party and Parent party thereto and each shall then constitute a legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

           5.7     Financial Statements.  The audited consolidated balance sheets of Parent and its Subsidiaries and ClimaChem and its Subsidiaries as at December 31, 2001 (the "Balance Sheet"), and the related consolidated statements of income and cash flows for the year then ended, with the opinion thereon of Ernst & Young, LLP, copies of which have previously been delivered to each Purchaser, have been, except as noted therein, prepared in conformity with GAAP consistently applied throughout the periods involved and present fairly in all material respects the consolidated financial position of Parent and its Subsidiaries and ClimaChem and its Subsidiaries, as applicable, as at the dates thereof, and the consolidated results of their operations and cash flows for the periods then ended.

                 (b)   Except as set forth on Schedule 5.7, no Credit Party nor any of its Subsidiaries has any material obligations, contingent or otherwise, including, without limitation, liabilities for Charges, except such Charges as are being contested in good faith and for which appropriate reserves have been established, or unusual forward or long-term commitments which are not reflected in the Balance Sheet, other than those incurred since December 31, 2001, in the ordinary course of business.

                   (c)   Except as set forth on Schedule 5.7, no dividends or other distributions have been declared, paid or made upon any shares of capital Stock of any Credit Party or Parent, nor have any shares of capital Stock of any Credit Party or Parent been redeemed, retired, purchased or otherwise acquired for value by such Credit Party or Parent since December 31, 2001.

            5.8     Ownership of Property.  Except as set forth on Schedule 5.8, none of the Credit Parties nor any of its Subsidiaries owns any real estate. Each Credit Party and its Subsidiaries has good and marketable and insurable fee simple title to its owned real property, free and clear of all Liens, except Permitted Liens. Each Credit Party and its Subsidiaries has valid and marketable leasehold interests in the leases described on Schedule 5.8 hereto, and, except as set forth on Schedule 5.8, good and marketable title to, or valid leasehold interests in, all of its other properties and assets free and clear of all Liens, except Permitted Liens.

                  (b)    All real property leased by each Credit Party and its Subsidiaries is set forth on Schedule 5.8. Each of such leases is valid and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)) and is in full force and effect. The Credit Parties have delivered or made available to each Purchaser true and complete copies of each of such leases set forth on Schedule 5.8 and all documents affecting the rights or obligations of the Credit Parties or any of their Subsidiaries, including, without limitation, any non-disturbance and recognition agreements, subordination agreements, attornment agreements and agreements regarding the term or rental of any of the leases. Except as set forth on Schedule 5.8, none of the Credit Parties, any of its Subsidiaries nor, to its knowledge, any other party to any such lease is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease involving more than $500,000 per year.

           (c)     Except as disclosed on Schedule 5.8, no Credit Party or its Subsidiaries is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by such Person involving more than $100,000.

           5.9     Material Contracts; Indebtedness.  Schedule 5.9 contains a true, correct and complete list and description of all Material Contracts. Each Material Contract is a valid and binding agreement of a Credit Party or its Subsidiaries (as the case may be) enforceable against such Credit Party or such Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)), and none of the Credit Parties nor any of its Subsidiaries has any knowledge that any Material Contract is not a valid and binding agreement against the other parties thereto. Each Credit Party and each of its Subsidiaries has fulfilled all material obligations required pursuant to the Material Contract to have been performed by such Credit Party or such Subsidiary on its part. Except as set forth in Schedule 5.9, none of the Credit Parties nor any of its Subsidiaries is in default or breach, nor to such Credit Party's or such Subsidiary's knowledge, is any third party in default or breach under, or with respect to, any Material Contract, which would be reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 5.9, none of the Credit Parties, nor any of its Subsidiaries has any Indebtedness or Liens on its assets except Permitted Indebtedness and Permitted Liens, respectively.

            5.10     Environmental Protection.  Except as set forth on Schedule 5.10, all real property owned, leased or otherwise operated by each Credit Party and its Subsidiaries (each, a "Facility") is free of contamination from any substance, waste or material (i) currently identified to be toxic or hazardous pursuant to, or which would reasonably be likely to result in liability under, any Environmental Law or (ii) within the definition of a substance which is toxic or hazardous under any Environmental Law, including, without limitation, any asbestos, pcb, radioactive substance, methane, volatile hydrocarbons, industrial solvents, oil or petroleum or chemical liquids or solids, liquid or gaseous products, or any other material or substance which has in the past or could at any time in the future cause or constitute a health, safety, or environmental hazard to any Person or property or result in any Environmental Liabilities and Costs ("Hazardous

Substance") of more than $100,000 and which, in either case, would be reasonably likely to result in a Material Adverse Effect. Except as set forth on Schedule 5.10, none of the Credit Parties nor any of its Subsidiaries has caused or suffered to occur any release, spill, migration, leakage, discharge, spillage, uncontrolled loss, seepage, or filtration of Hazard Substances at or from the Facility (a "Spill") which could result in Environmental Liabilities and Costs in excess of $100,000.

                 (b)     Except as set forth on Schedule 5.10, each Credit Party and each of its Subsidiaries has generated, treated, stored and disposed of any Hazardous Substances in full compliance with applicable Environmental Laws, except for such non-compliances which would not be reasonably likely to have a Material Adverse Effect.

                  (c)      Except as set forth on Schedule 5.10, each Credit Party and each of its Subsidiaries has obtained, or has applied for, and is in full compliance with and in good standing under all permits required under Environmental Laws (except for such failures which would not be reasonably likely to have a Material Adverse Effect) and none of the Credit Parties nor any of its Subsidiaries has any knowledge of any proceedings to substantially modify or to revoke any such permit.

                   (d)      Except as set forth on Schedule 5.10, there are no investigations, proceedings or litigation pending or, to any Credit Party's or its Subsidiaries' knowledge, threatened affecting or against such Person or the Facilities relating to Environmental Laws or Hazardous Substances.

                   (e)      As of the date hereof, since December 31, 2001, except for communications in connection with the matters listed on Schedule 5.10, none of the Credit Parties nor any of its Subsidiaries has received any communication or notice (including, without limitation, requests for information) indicating the potential of Environmental Liabilities and Costs against such Person.

            5.11      Labor Matters.  Except as set forth on Schedule 5.11, there are no strikes or other labor disputes against any Credit Party or any of its Subsidiaries pending or, to such Credit Party's or its Subsidiaries' knowledge, threatened which would be reasonably likely to result in a Material Adverse Effect. Hours worked by and payment made to employees of such Credit Party's and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from each Credit Party and each of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party or such Subsidiary. There is no organizing activity involving any Credit Party or any of its Subsidiaries pending or, to such Credit Party's or its Subsidiaries' knowledge, threatened by any labor union or group of employees. There are no representation proceedings pending or, to any Credit Party's or its Subsidiaries' knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party or its Subsidiaries has made a pending demand for recognition. There are no complaints or charges against any Credit Party or any of its Subsidiaries pending or, to such Credit Party's or its

Subsidiaries' knowledge, threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by such Credit Party or any of its Subsidiaries of any individual, which is reasonably likely to have a Material Adverse Effect.

                 (b)     Except as set forth on Schedule 5.11, no Credit Party nor any of its Subsidiaries is, or during the five years preceding the date hereof was, a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of any Credit Party or its Subsidiaries.

           5.12     Other Ventures.   Except as set forth on Schedule 5.12, none of the Credit Parties nor any of its Subsidiaries is engaged in any material joint venture or partnership with any other Person.

           5.13     Taxes.  Except as set forth on Schedule 5.13, all federal, state, local and foreign tax returns, reports and statements required to be filed by each Credit Party, Parent and their Subsidiaries have been timely filed (after giving effect to any valid extensions related thereto) with the appropriate Governmental Authority and all such returns, reports and statements are true, correct and complete in all material respects. All Charges and other impositions due and payable for the periods covered by such returns, reports and statements have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid except such charges that are the subject of a Permitted Protest. Proper and accurate amounts have been withheld by such Credit Party, Parent and their Subsidiaries from their employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. No Credit Party, Parent nor any of their Subsidiaries has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any material Charges as of the date hereof. No tax audits or other administrative or judicial proceedings are pending or threatened with regard to any Charges for which any Credit Party, Parent or any of their Subsidiaries would reasonably be likely to be liable and no assessment of Charges is proposed against any Credit Party, Parent or their Subsidiaries. No Credit Party, Parent nor any of their Subsidiaries has filed a consent pursuant to IRC Section 341(f) or agreed to have IRC Section 341(f)(2) apply to any dispositions of subsection (f) assets (as such term is defined in IRC Section 341(f)(4)). None of the property owned by any Credit Party, Parent or any of their Subsidiaries is property which such Person is required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of IRC Section 168(h). No Credit Party nor any of its Subsidiaries has agreed or has been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. Except as set forth in Schedule 5.13, no Credit Party nor any of its Subsidiaries has any obligation under any written tax sharing agreement.

            5.14     No Litigation.  Except as disclosed on Schedule 5.14, no action, claim or proceeding is now pending or, to the knowledge of any Credit Party or its Subsidiaries, threatened against such Credit Party or any of its Subsidiaries, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators which would be reasonably likely to result in a Material Adverse Effect except for matters that are covered by insurance.

            5.15     Brokers.  Except for Durham Capital Corporation, no broker or finder acting on behalf of any Credit Party, Parent or any of their Subsidiaries brought about the consummation of the transactions contemplated pursuant to this Agreement and none of such Credit Parties, Parent nor any of their Subsidiaries has any obligation to any Person in respect of any finder's or brokerage fees (or any similar obligation) in connection with the transactions contemplated by this Agreement. The Credit Parties are solely responsible for the payment of all such finder's or brokerage fees.

            5.16      Employment Agreements.  Except as set forth on Schedule 5.16, there are no employment, consulting or management agreements covering management of any Credit Party or any of its Subsidiaries involving more than $100,000 per year.

            5.17      Patents, Trademarks, Copyrights and Licenses.  Each Credit Party and each of its Subsidiaries owns all licenses, patents, patent applications, copyrights, service marks, trademarks and registrations and applications for registration thereof, and trade names necessary to continue to conduct its business as now being conducted by it, each of which is listed, together with Patent and Trademark Office or Copyright Office application or registration numbers, where applicable, on Schedule 5.17. As of the date hereof, to such Credit Party's knowledge, such Credit Party and each of its Subsidiaries conducts its businesses without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, the effect of which would be reasonably likely to result in a Material Adverse Effect, except as set forth on Schedule 5.17. To such Credit Party's knowledge, there is no infringement by others of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of such Credit Party or any of its Subsidiaries, the effect of which would be reasonably likely to have a Material Adverse Effect except as set forth on Schedule 5.17.

            5.18     No Material Adverse Effect.  Except as set forth on Schedule 5.18, no event has occurred since December 31, 2001 which has had or would be reasonably likely to have a Material Adverse Effect.

            5.19      ERISA. (a) Neither Parent, any Credit Party, or any of their Subsidiaries maintains or contributes to any Benefit Plan, except as set forth on Schedule 5.18.

                  (b)     No Purchaser will have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any such Multiemployer Plan under Section 4201 of ERISA which it would not have had if it had not purchased the Securities from the Credit Parties and Parent at the Closing in accordance with the terms of this Agreement.

                  (c)     To the knowledge of the Credit Parties, the Benefit Plans intended to be qualified under Section 401 of the IRC are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the IRC, and nothing has occurred with respect to the operation of the Pension Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the IRC.

                  (d)     All contributions required by law or pursuant to the terms of the Benefit Plans (without regard to any waivers granted under Section 412 of the IRC) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) and no accumulated funding deficiencies exist in any of the Pension Plans.

                  (e)     There is no "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA in any of the respective Pension Plans. Each of the respective Pension Plans are fully funded in accordance with the actuarial assumptions used by the PBGC to determine the level of funding required in the event of the termination of the Pension Plan and all benefit liabilities do not exceed the assets of such Pension Plans.

                   (f)     There has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to the Pension Plans which would require the giving of notice, or any event requiring disclosure under Sections 4041(c)(3)(C), 4063(a) or 4068(f) of ERISA, the effect of which would be reasonably likely to have a Material Adverse Effect.

                  (g)      There is no material violation of ERISA with respect to the filing of applicable reports, documents, and notices regarding the Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Plans.

                 (h)      True, correct and complete copies of the following documents, with respect to each of the Plans, have been made available or delivered to each Purchaser by each Credit Party and Parent: (A) any plans and related trust documents, and amendments thereto, (B) the most recent Forms 5500 (including any schedules thereto) and the most recent actuarial valuation report, if any, (C) the last IRS determination letter, (D) summary plan descriptions, (E) written communications to employees relating to the Plans and (F) written descriptions of all non-written agreements relating to the Plans.

                  (i)      There are no pending actions, claims or lawsuits which have been asserted or instituted against the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefit claims), nor does any Credit Party or any of its Subsidiaries have knowledge of facts which could form the basis for any such claim or lawsuit, the effect of which would be reasonably likely to have a Material Adverse Effect.

                  (j)     All amendments and actions required to bring the Plans into conformity in all respects with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date or would not be reasonably likely to have a Material Adverse Effect.

                  (k)     The Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, and no Credit Party nor any of its Subsidiaries or "party in interest" or "disqualified person" with respect to the Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the IRC or Section 406 of ERISA.

                  (l)     None of the Credit Parties, Parent, any of their Subsidiaries or any ERISA Affiliate has terminated any Pension Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC, or to a trustee appointed under Section 4042 of ERISA.

                  (m)   None of the Credit Parties, Parent, any of their Subsidiaries or any ERISA Affiliate maintains retired life and retired health insurance plans which are Welfare Plans and which provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary. Each Credit Party, Parent, all of their Subsidiaries and all ERISA Affiliates which maintain a Welfare Plan have complied with the notice and continuation requirements of COBRA and the regulations thereunder.

                 (n)     None of the Credit Parties, Parent, any of their Subsidiaries or any ERISA Affiliate has contributed or been obligated to contribute to a Multiemployer Plan as of the Closing.

                 (o)     None of the Credit Parties, Parent, any of their Subsidiaries or any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan.

                  (p)     None of the Credit Parties, Parent, any of their Subsidiaries, any ERISA Affiliate or any organization to which any Credit Party is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

           5.20     SEC Documents.     Parent and ClimaChem have made available to each Purchaser a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent and ClimaChem with the SEC since December 31, 2001 and prior to the date of this Agreement (the "SEC Documents"), which are all the documents (other than preliminary material) that either of them was required to file with the SEC since such date. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

           5.21     Ordinary Course of Business.  Except as set forth on Schedule 5.7 hereto or in response to the events described therein, since December 31, 2001, each Credit Party and each of its Subsidiaries has conducted its operations only in the ordinary course of business consistent with past practice.

           5.22     Insurance.  Schedule 5.22 hereto contains a complete and correct list of all policies of insurance of any kind or nature covering any Credit Party, Parent and their Subsidiaries, including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage, and such policies are in full force and effect. Complete and correct copies of each such policy have been furnished or made available to the Collateral Agent. Such policies are in amounts customary for the industry in which the Credit Parties, Parent and their Subsidiaries operate.

            5.23     Compliance with Law.  Except as set forth on Schedule 5.23, each Credit Party and its Subsidiaries are in compliance with all Applicable Law, except where the failure to be in compliance would not have a Material Adverse Effect.

            5.24      Absence of Default.  Each Credit Party and its Subsidiaries are in material compliance in all respects with all of the provisions of their respective certificates of incorporation and by-laws (or the equivalent thereof), and no event has occurred or failed to occur (including, without limitation, any matter which could create a default hereunder by cross-default) which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, (i) a Default or (ii) a default that has not been cured by such Credit Party or any of its Subsidiaries under any indenture, agreement or other instrument relating to Indebtedness of such Credit Party or any of its Subsidiaries in the amount of $1,000,000 or more in the aggregate, any material license, except as set forth on Schedule 5.23, or any judgment, decree or order to which such Credit Party or any of its Subsidiaries is a party or by which such Credit Party or any of its Subsidiaries or any of their respective properties may be bound or affected.

            5.25      Agreements with Affiliates.  Except for agreements or arrangements between Credit Parties and except for agreements with Affiliates wherein any Credit Party or one or more of its Subsidiaries provides services to such Affiliates for fair consideration or which are set forth on Schedule 5.25 hereto, neither Credit Party nor any of its Subsidiaries has (i) any written agreements or binding arrangements of any kind with any Affiliate or (ii) any management or consulting agreements of any kind with any Affiliate.

            5.26      Minute Books.   The minute books of each Credit Party, and Parent as previously made available to each Purchaser, accurately reflect all material formal corporate action of the stockholders and Board of Directors of such Credit Party or Parent, as applicable.

            5.27     Full Disclosure.  No information contained in this Agreement, any other Transaction Document, the Financials or any written statement furnished by or on behalf of any Credit Party or Parent pursuant to the terms of this Agreement as of the date when made contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made.

6.     COVENANTS

           6.1      Affirmative Covenants.  Each Credit Party and Parent, to the extent any provision is specifically identified as applicable to Parent, jointly and severally, covenant and agree that from and after the date hereof (except as otherwise provided herein, or unless the Required Holders have given their prior written consent) so long as the Notes are outstanding, it shall:

                  (a)  Accounting System.  Maintain a system of accounting that enables the Credit Parties and Parent to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by the Purchasers. The Credit Parties also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to their Inventory.

                  (b)     Financial Statements, Reports, Certificates.  Deliver to each Purchaser:

                           (1)  as soon as available, but in any event within 30 days after the end of each month, monthly flash reports including information reasonably requested by the Required Holders,

                            (2)  as soon as available, but in any event within 45 days (or if such Person has filed a filing extension with the SEC, 50 days) after the end of each fiscal quarter,

                                    (i)  a company prepared consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Parent's and its Subsidiaries' and
              ClimaChem's and its Subsidiaries' operations during such period,

                                    (ii)  a certificate signed by the chief financial officer or vice president/
              controller of Parent and of ClimaChem to the effect that:

                                     A.  the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of
              Parent and its Subsidiaries and ClimaChem and its Subsidiaries, as the case may be,
              and

                                     B.  there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-
              compliance as to which he or she may have knowledge and what action the Credit
              Parties have taken, are taking, or propose to take with respect thereto), and

                                      (iii)  for each month that is the date on which a financial covenant in
              Section 6.2(s) is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 6.2(s), and

                                        (3)  as soon as available, but in any event within 90 days (or, if such Person has filed a filing extension with the SEC, 105 days) after the end of each of ClimaChem's Fiscal Years,

                                        (i)  financial statements of Parent and its Subsidiaries and of ClimaChem and its Subsidiaries for each such Fiscal Year, prepared on a consolidated and consolidating basis, audited (in the case of the consolidated financial statements) by independent certified public accountants reasonably acceptable to the Purchasers and certified, without any qualifications (or in the case of the Parent, without any qualification as to scope of audit), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management),

                                        (ii)  a certificate of such accountants addressed to the Purchasers stating that such accountants do not have knowledge of the existence of any continuing Default or Event of Default under Section 6.2(s),

                                        (4)  as soon as available, but in any event within 30 days prior to the start of each of ClimaChem's Fiscal Years,

                                         (i)  copies of the Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to the Purchasers, in their sole discretion, for the forthcoming year, month by month, certified by the chief financial officer or vice president/controller of Parent and of ClimaChem as being such officer's good faith best estimate of the financial performance of Parent and its Subsidiaries and of
                  ClimaChem and its Subsidiaries, as the case may be, during the period covered thereby,

                                         (5)  if and when filed by any Credit Party or Parent,

                                          (i)  l0-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

                                          (ii)  any other filings made by any Credit Party or Parent with the SEC,

                                          (iii)  copies of each Credit Party's federal income tax returns (if requested by any Purchaser), and any amendments thereto, filed with the Internal Revenue Service, and

                                          (iv)  any other information that is provided by Parent to its shareholders generally,

                                          (6)  if and when filed by any Credit Party and as requested by any Purchaser, satisfactory evidence of payment of applicable excise taxes in each jurisdiction (i) in which any Credit Party conducts business or is required to pay any such excise tax, (ii) where any Credit Party's failure to pay any such applicable excise tax would result in a Lien on the properties or assets of any Credit Party, or (iii) where any Credit Party's failure to pay any such applicable excise tax would reasonably be expected to result in a Material Adverse Effect,

                                            (7)  as soon as a Credit Party or Parent has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that the Credit Parties or Parent propose to take with respect thereto, and

                                            (8)  upon the request of any Purchaser, any other report reasonably requested relating to the financial condition of the Credit Parties or Parent.

In addition to the financial statements referred to above, the Credit Parties and Parent agree to deliver financial statements prepared on both a consolidated and consolidating basis and that no Credit Party, Parent or any Subsidiary of a Credit Party or Parent, will have a Fiscal Year different from that of ClimaChem. The Credit Parties agree that their independent certified public accountants are authorized to communicate with the Purchasers and to release to the Purchasers whatever financial information concerning the Credit Parties and Parent that the Purchasers reasonably may request. Each Credit Party waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by the Purchasers pursuant to or in accordance with this Agreement, and agree that the Purchasers may contact directly any such accounting firm or service bureau in order to obtain such information. Notwithstanding the foregoing, the Purchasers will use reasonable good faith efforts to permit a representative of the Credit Parties or Parent to be present or participate in any communication with such accountants.

                   (c)  Return.  Cause returns and allowances as between the Credit Parties and their Account Debtors, to be on the same basis and in accordance with the usual customary practices of the applicable Credit Party, as they exist at the time of the execution and delivery of this Agreement. If any Account Debtor returns any inventory to any Credit Party, the applicable Credit Party promptly shall determine the reason for such return and, if the applicable Credit Party accepts such return, issue a credit memorandum in the appropriate amount to such Account Debtor.

                    (d)  Maintenance of Properties.  Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

                    (e)    Taxes.  Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against the Credit Parties, Parent or any of their assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. The Credit Parties will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish the Purchasers with proof satisfactory to the Purchasers indicating that the applicable Credit Party has made such payments or deposits. The Credit Parties shall deliver satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which any Credit Party is required to pay any such excise tax.

                    (f)    Insurance.

                            (1)  At the Credit Parties' or Parent's expense, maintain insurance respecting their property and assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. The Credit Parties also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to the Purchasers. The Credit Parties shall deliver copies of all such policies of the Credit Parties to the Collateral Agent with a satisfactory lender's loss payable endorsement naming the Collateral Agent as a loss payee or additional insured, as its interest may appear and as appropriate with respect to the policies covering any Collateral. Each such policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to the Collateral Agent in the event of cancellation of the policy for any reason whatsoever.

                                (2)  Give the Collateral Agent prompt notice of any loss covered by such insurance. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to the Collateral Agent, subject to the prior rights of any first lien pursuant to the Foothill Loan Agreement, to be applied, at the sole option of the Required Holders, either to the prepayment of the Obligations or shall be disbursed to the Credit Parties under staged payment terms reasonably satisfactory to the Required Holders, for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

                               (3)  The Credit Parties shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.1(f), unless the Collateral Agent is included thereon as named insured as its interests may appear with the loss payable to the Collateral Agent under a lender's loss payable endorsement or its equivalent. The Credit Parties immediately shall notify the Collateral Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to the Collateral Agent.

                  (g)  Location of Inventory.  Keep the Inventory only at the locations identified on Schedule 6.1(g); provided, however, that the Credit Parties may amend Schedule 6.1(g) so long as such amendment occurs by written notice to the Collateral Agent not less than 30 days prior to the date on which the Inventory is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the applicable Credit Party provides any financing statements necessary to perfect and continue perfected the Collateral Agent's Liens on such assets and also provides to the Collateral Agent a Collateral Access Agreement.

                   (h)     Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Effect.

                     (i)     Leases.  Pay when due all rents and other amounts payable under any leases to which any Credit Party is a party or by which any Credit Party's properties and assets are bound, unless such payments are the subject of a Permitted Protest.

                     (j)     Existence.  At all times preserve and keep in full force and effect each Credit Party's and Parent's valid existence and good standing and any rights and franchises material to the Credit Parties' and Parent's businesses.

                      (k)    Environmental.  (a)  Keep any property either owned or operated by any Credit Party or that constitutes Collateral free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to the Purchasers documentation of such compliance which any Purchaser reasonably requests, (c) promptly notify the Purchasers of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by any Credit Party and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide the Purchasers with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Credit Party or any Collateral, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Credit Party or Parent, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Effect.

                          (l)     Disclosure Updates.   Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, (a) notify the Purchasers if any written information, exhibit, or report furnished to the Purchasers contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Transaction Document or in the execution, acknowledgement, filing, or recordation thereof

                            (m)     Board Observer.  Provide the Purchasers with the right to designate an observer, without voting rights, who will be entitled to attend all meetings of Parent's and ClimaChem's Boards of Directors (including committees). Any observer designated by Purchasers shall be entitled to notice of all meetings of Parent's and ClimaChem's Boards of Directors (including committee meetings) and to all information provided to members of such Board of Directors. Such observer shall be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board of Directors and committee meetings, such expenses to be in accordance with Parent's and ClimaChem's travel policies. Each Purchaser agrees to keep confidential and not to disclose to any third party any non-public confidential information it may receive pursuant to its exercise of its rights under this Section 6.2 without the prior approval of ClimaChem nor use such confidential information for its benefit in connection with trading activities in equity securities of Parent; provided, however, that this provision shall not apply to information which is required to be disclosed by law and any disclosure of information to assignees or prospective assignees of the Notes or Warrants or to participants or prospective participants in the Notes or Warrants.

                               (n)     Cash Collateral Account.  (i) At all times on or prior to the Cash Collateral Release Date, maintain cash or Cash Equivalents in an amount equal to at least 6 months of Cash Interest on the Notes in the Cash Collateral Account and (ii) upon any application of any amount in the Cash Collateral Account to the Obligations or any withdrawal, release or remittal of any amount in the Cash Collateral Account, pay to the Purchasers or their designee an amount equal to 3.25% of the amount so applied, withdrawn, released or remitted.

           6.2     Negative and Financial Covenants.  Each Credit Party covenants and agrees that from and after the date hereof (except as otherwise provided herein, or unless the Required Holders have given their prior written consent) so long as the Notes are outstanding it shall not:

             (a)     Indebtedness.  Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except Permitted Indebtedness and:

                       (1)     Indebtedness evidenced by this Agreement and the other Loan Documents;

                       (2)     the Foothill Debt, together with Indebtedness to any underlying issuers of Letters of Credit;

                       (3)     Indebtedness set forth on Schedule 6.2(a);

                       (4)     Permitted Purchase Money Indebtedness;

                       (5)     refinancings, renewals, replacements or extensions of Indebtedness permitted under clauses (2) and (3) of this Section 6.2(a) (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, replacements or extensions do not, in the Required Holders' judgment, materially impair the prospects of repayment of the Obligations by ClimaChem or any other Credit Party or materially impair the Credit Parties' creditworthiness, (ii) such refinancings, renewals, replacements or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so amended, refinanced, renewed, replaced or extended, except for (A) increases in the principal amount or line of credit, as applicable, of such Indebtedness not exceeding the principal amount of such Indebtedness originally financed under such Indebtedness, provided that any increases in the principal amount of, or line of credit under, as applicable, such Indebtedness exceeding the then outstanding principal amount or available line of credit, as applicable, of such

Indebtedness shall be used to pay the Indebtedness evidenced by this Agreement and (B) increases in the principal amount of such Indebtedness owing by DSN to The CIT Group/Business Credit, Inc., provided that the maximum principal amount of such Indebtedness shall not exceed $11,000,000, and (iii) such refinancings, renewals, replacements or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, replaced or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Credit
Party;

                     (6)     Indebtedness outstanding under the Senior Notes in an aggregate principal amount not to exceed $18,300,000 at any one time outstanding;

                      (7)    Indebtedness owing by any Credit Party to any other Credit Party;

                      (8)    subordinated Indebtedness the terms and conditions of which, including provisions subordinating such Indebtedness to the Obligations, are satisfactory to the Required Holders;

                      (9)    Indebtedness owing by any Credit Party to any Subsidiary of Parent that is not also a Subsidiary of ClimaChem, provided that the aggregate principal amount of such Indebtedness shall not exceed $200,000 at any time;

                     (10)  other unsecured Indebtedness in an aggregate amount not to exceed $500,000 at any time;

                     (11)  Indebtedness that is a Permitted Investment; and

                     (12)  Indebtedness (including sale/leaseback transactions) secured solely by ClimaChem's precious metal catalyst not exceeding $1,500,000 in the aggregate.

                (b)     Liens.  Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of the Credit Parties' assets, of any kind, or the Collateral, in each case, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, replaced or extended in accordance with Section 6.2(a) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness) and Liens on ClimaChem's precious metal catalyst.

                (c)     Restrictions on Fundamental Changes.

                         (1)    Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify any Credit Party's Stock.

                         (2)    Liquidate, wind up, or dissolve any Credit Party or Parent (or suffer any liquidation or dissolution).

                         (3)    Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of any Credit Party's assets.

Clauses (1), (2) and (3) of this Section 5.2(c) shall not apply to the merger, consolidation, or sale or lease of assets of a Credit Party, other than ClimaChem, with and into another Credit Party or ClimaChem, so long as in any merger or consolidation involving ClimaChem, ClimaChem is the surviving entity in such merger or consolidation.

                 (d)     Disposal of Assets.  Other than Permitted Dispositions and as provided in Section 6.2(c) and Section 8, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any Credit Party or any of the Collateral, except that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, a Credit Party may sell or otherwise dispose of any of its assets, provided that (i) in the case of assets with respect to which the Purchasers have a first priority Lien, (x) such Credit Party receives fair market value (as determined in good faith by the board of directors and agreed upon by the Required Purchasers) as consideration for such assets and (y) the proceeds from such sale or disposition are applied to prepay the Obligations and (ii) in the case of all other assets of a Credit Party, the proceeds from such sale or disposition are either applied to the Foothill Debt in accordance with its terms or the Obligations.

                 (e)      Change Name.  Change any Credit Party's name, Federal Employee Identification Number, corporate structure or identity, or add any new fictitious name; provided, however, that a Credit Party may change its name or add any new fictitious name upon at least 30 days prior written notice by a Credit Party to the Collateral Agent of such change and so long as, at the time of such written notification, such Credit Party provides any financing statements or fixture filings necessary to perfect and continue perfected the Collateral Agent's Liens.

                  (f)     Guarantee.  Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except (i) by endorsement of instruments or items of payment for deposit to the account of Credit Parties or which are transmitted or turned over to the Purchasers or to the agent with respect to the Foothill Debt, (ii) for guarantees of Indebtedness permitted under Section 6.2(a) and guarantees set forth on Schedule 6.2(f) and (iii) for guarantees of performance, surety or appeal bonds of any Credit Party.

                  (g)     Nature of Business.  Make any change in the principal nature of Credit Party's business.

                   (h)     Prepayments and Amendments.

                            (1)     Except in connection with a refinancing permitted by Section 6.2(a)(5), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Credit Party, other than the Obligations in accordance with this Agreement and the Foothill Debt in accordance with the terms thereof, and

                             (2)    Except in connection with a refinancing permitted by Section 6.2(a)(5), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 6.2(a)(2), (3), (5) or (6).

                    (i)     Change of Control.  Cause, permit, or suffer to exist, directly or indirectly, any Change of Control.

                    (j)     Consignments.  Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

                    (k)    Distributions. Other than distributions or the declaration and payment of dividends by a Credit Party to another Credit Party, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any Credit Party's Stock, of any class, whether now or hereafter outstanding or pay any management or similar fees; provided, that:

                              (1)     each Credit Party may make distributions and pay dividends to any Credit Party;

                              (2)     each Credit Party may make advances, distributions and pay dividends to EDN, provided that (i) no Default or Event of Default has occurred and is continuing or would result from the making of such distributions or dividends, (ii) the aggregate amount of such distributions and dividends does not exceed $1,000,000 during any week and (iii) the aggregate amount of such distributions and dividends paid to EDN by the Credit Parties shall not exceed the aggregate amount of distributions and dividends paid by EDN to the Credit Parties at any time;

                              (3)     each Credit Party may make distributions and pay dividends to Parent in repayment of the costs and expenses incurred by Parent that are directly allocable to the Credit Parties for Parent's provision of the Services (as defined in the Services Agreement) on behalf of the Credit Parties pursuant to the Services Agreement;

                              (4)     so long as no Default or Event of Default has occurred and is continuing or would result therefrom, ClimaChem may make distributions and pay dividends to Parent (i) in respect of the management fees payable by ClimaChem to Parent in accordance with the Management Agreement between Parent and ClimaChem dated November 26, 1997 ("Management Agreement"), provided that (A) the aggregate amount of all such payments made by ClimaChem during any Fiscal Year of ClimaChem pursuant to this clause (4) shall not exceed the lesser of (x) $1,800,000 and (y) the maximum management fees payable to Parent each calendar quarter under the Management Agreement and (B) after giving effect to all management fees paid to Parent and all management fees that have been paid to the Parent and thereafter reimbursed by the Parent to the Credit Parties, in each case in any Fiscal Year, the difference between (x) EBITDA (as calculated pursuant to this Agreement) for such Fiscal Year and (y) the management fees paid to and retained by the Parent in such Fiscal Year shall not be less than $26,000,000, (ii) an aggregate amount not to exceed, during each Fiscal Year, the consolidated income tax liability of the Credit Parties for such Fiscal Year calculated as if each Credit Party was a separate consolidated taxpayer (without double counting any distributions or dividends received by a Credit Party from another Credit Party) and (iii) an aggregate amount not to exceed, during each Fiscal Year, 50% of the actual consolidated net income of the Credit Parties for the immediately preceding Fiscal Year determined in accordance with GAAP based on audited financial statements of the Credit Parties (calculated after deducting all other dividends and distributions made by the Credit Parties to Parent during such Fiscal Year and not already deducted in calculating net income in accordance with GAAP).

               (l)     Accounting Methods. Modify or change any Credit Party's or Parent's method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Credit Parties' or Parent's accounting records without said accounting firm or service bureau agreeing to provide the Purchasers information regarding the assets with respect to which the Purchasers have a Lien or the Credit Parties' and Parent's financial condition.

              (m)     Investments.   Except for Permitted Investments and as set forth in Schedule 6.2(m), directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Credit Parties shall not have Investments (other than in the Cash Collateral Account and any cash management account securing the Foothill Debt and the Obligations) in excess of $100,000 outstanding at any one time.

              (n)      Transactions with Affiliates.  Except for agreements set forth on Schedule 6.2(n) or transactions among the Credit Parties, directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Credit Party except for transactions that are in the ordinary course of such Credit Parties' business, upon fair and reasonable terms, that are fully disclosed to the Credit Parties, and that are no less favorable to such Credit Parties than would be obtained in an arm's length transaction with a non-Affiliate.

              (o)     Suspension.  Suspend or go out of a substantial portion of any Credit Party's or Parent's business.

              (p)     Compensation.  Pay or accrue total cash compensation, during any year, to its officers and senior management employees in an aggregate amount in excess of the amount established by the compensation committee of Parent.

              (q)     Change in Location of Chief Executive Office; Inventory and Equipment with Bailees.  Relocate its chief executive office to a new location without the Credit Parties providing 30 days prior written notification thereof to the Collateral Agent and so long as, at the time of such written notification, the applicable Credit Party provides any financing statements or fixture filings necessary to perfect and continue perfected the Collateral Agent's Liens and also provides the Collateral Agent a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without the Required Holder's prior written consent.

                (r)     Securities Accounts.  Maintain assets in any Securities Account other than the Cash Collateral Account.

                (s)     Financial Covenants.

                          (1)  Fail to maintain

                          (i)   Minimum EBITDA. EBITDA, measured on a fiscal quarter-end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto;

Applicable Amount	Applicable Period
$17,000,000	For the 12 month period ending June 30, 2002
$18,000,000	For the 12 month period ending September 30, 2002
$16,000,000	For the 12 month period ending December 31, 2002

         EBITDA for the 12 month period ending each fiscal quarter after December 31, 2002 shall be determined based upon projected EBITDA for such period as set forth in the Projections delivered to the Purchasers in accordance with Section 6.1(b)(4), which Projections are in form and substance acceptable to the Required Holders in their reasonable discretion;
         provided, that if the Required Holders and the Credit Parties cannot agree on the EBITDA covenant number based upon projected EBITDA, for purposes of this Section 6.2(s)(i),
         EBITDA for such 12 month period shall be determined by the Required Holders and shall not be less than $19,000,000.

                     (ii)     Minimum EBITDA for the Climate Control Business. EBITDA of the Credit
         Parties comprising the Climate Control Business, measured on a fiscal quarter-end basis, of not less than $10,000,000 for the 12-month period ending each fiscal quarter after the date hereof.

                     (iii)     Fixed Charge Coverage Ratio. A Fixed Charge Coverage Ratio, measured on a fiscal year-end basis commencing with the fiscal year ending December 31, 2002, of not less than 1.00:1.00.

                      (2)     Make Capital Expenditures, measured on a fiscal quarter-end basis, in excess of $11,118,000 for the 12-month period ending each fiscal quarter after the date hereof.

                 (t)      Inactive Subsidiaries.     Permit either Canadian Sub or UK Sub to become an active company, have operations, conduct business or own any assets.

7.     CONDITIONS PRECEDENT

           7.1     Conditions Precedent.  The obligation of each Purchaser to purchase the Securities at the Closing pursuant to Sections 2.1 and 2.2 hereof, is subject to the condition that such Purchaser shall have received, on the Closing Date, the following, each dated the Closing Date unless otherwise indicated, in form and substance satisfactory to such Purchaser:

                  (a)     Favorable opinions of David Shear and Conner & Winters, P.C., counsel to the Credit Parties and Parent, substantially in the form attached hereto as Exhibit F, it being understood that to the extent that any such opinion of counsel to the Credit Parties and Parent shall rely upon any other opinion of counsel, each such other opinion shall be in form and substance reasonably satisfactory to the Purchasers and shall provide that Purchasers may rely thereon.

                   (b)     Resolutions of the Board of Directors or committee thereof of each Credit Party and Parent, certified by the Secretary or Assistant Secretary of such Credit Party or Parent, as of the Closing Date, to be duly adopted and in full force and effect on such date, authorizing (i) the consummation of each of the transactions contemplated by this Agreement and (ii) specific officers to execute and deliver this Agreement and each other Transaction Document to which it is a party.

                   (c)     Governmental certificates, dated the most recent practicable date prior to the Closing Date` showing that each Credit Party and Parent is organized and in good standing in the state of its organization, and is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business.

                   (d)     A copy of the certificate of incorporation and all amendments thereto of each Credit Party and Parent, certified as of a recent date by the Secretary of State of the state of its organization, and copies of each Credit Party's and Parent's by-laws, certified by the Secretary or Assistant Secretary of such Credit Party or Parent, as applicable, as true and correct as of the Closing Date.

                   (e)     The letter from each Credit Party and Parent to its accountants confirming the authorization referred to in Section 6.1(b).

                   (f)      Each of the Notes and Warrants, dated as of the Closing Date, duly executed by ClimaChem and Parent, respectively.

                   (g)      Each of the Collateral Documents, duly executed by the parties thereto.

                   (h)     UCC-1 financing statements duly executed by each Credit Party in favor of Collateral Agent, for the benefit of the Purchasers, in form and substance satisfactory to the Purchasers.

                   (i)      Certificates of the Secretary or an Assistant Secretary of each Credit Party and Parent, dated the Closing Date, as to the incumbency and signatures of the officers of such Person executing this Agreement, the Securities, each other Transaction Document to which it is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

                  (j)      Certificate of the President or Chairman of each Credit Party and Parent, dated as of the Closing Date, stating that all of the representations and warranties of such Credit Party or, as applicable, Parent contained herein or in the other Transaction Documents are true and correct on and as of the Closing Date as if made on such date and that no breach of any covenant contained in Section 6 has occurred or would result from the Closing hereunder.

           7.2     Additional Conditions.  The obligation of each Purchaser to purchase the Securities at the Closing pursuant to Sections 2.1 and 2.2 is subject to the additional conditions precedent that:

                 (a)     Such Purchaser shall have received evidence that the insurance policies provided for in Section 5.22 are in full force and effect, certified by the insurer thereof.

                 (b)     Such Purchaser shall have received a copy of an amendment to the Foothill Loan Agreement, duly executed by ClimaChem and the Guarantors party thereto and the lenders party thereto, in form and substance satisfactory to such Purchaser, in its sole discretion, and no default or event of default shall be continuing under any agreements governing the Foothill Debt.

                  (c)     The Credit Parties shall have paid the Closing Fee and all fees required to be paid by them pursuant to Section 12.2 hereof for which the Credit Parties shall have received an invoice on or prior to the Closing Date.

                   (d)     Except as disclosed pursuant to Section 5.18 hereof, as of the Closing Date, there shall not have occurred any event or condition since December 31, 2001 which would reasonably be likely to have a Material Adverse Effect.

                   (e)     All of the representations and warranties of Company contained herein or in the other Transaction Documents shall be true and correct on and as of the Closing Date as if made on such date and no Default or Event of Default shall have occurred or would result from the Closing hereunder.

                   (f)     Certain covenants selected by the Purchasers in the Indenture related to the Senior Notes shall have been amended or deleted on terms acceptable to the Purchasers.

                  (g)     All required consents and approvals from any third parties to consummate the transactions contemplated hereby, including pursuant to the Foothill Loan Agreement, shall have been obtained.

                  (h)     The Closing shall have occurred no later than May 24, 2002.

8.     TRIGGERING CONDITION

            If, as of the end of any fiscal quarter beginning after the Closing Date, ClimaChem fails to maintain EBITDA for the twelve-month period ending on the last day of any such fiscal quarter equal to at least $17,000,000 (a "Trigger Event"), then, within 180 days of the end of such fiscal quarter, ClimaChem shall pay to the Purchasers an amount equal to 33.3% of then outstanding principal of the Notes plus any Additional Interest applicable to such payment and all accrued and unpaid Cash Interest (the "Trigger Failure Amount"); provided, however, that if as of the end of each of the two fiscal quarters immediately following any Trigger Event, ClimaChem maintains EBITDA for the twelve-month period ending on the last day of the respective fiscal quarter equal to at least $17,000,000, then, within 210 days of such Trigger Event, ClimaChem shall pay to the Purchasers an amount equal to 10.0% of then outstanding principal of the Notes plus any Additional Interest applicable to such payment and all accrued and unpaid Cash Interest instead of the Trigger Failure Amount. If ClimaChem defaults in the making of any such payment, the Purchasers may, at any time after such default, at the sole expense of the Credit Parties, hire an advisor reasonably acceptable to ClimaChem (which consent shall not be unreasonably withheld) to assist ClimaChem in obtaining financing or selling its assets or its business, in separate parts or in its entirety, sufficient to pay all Obligations. All proceeds from any such sales of assets shall be paid to the Purchasers for application to the Obligations, subject to the prior rights of any first Lien on such assets pursuant to the Foothill Loan Agreement. For purposes of this Section 8 only, EBITDA for the fiscal quarter ending June 30, 2002 shall be deemed to be $2,000,000 more than the amount resulting from a calculation of EBITDA pursuant to the definition thereof.

9.     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

           9.1     Events of Default.  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder and under the Notes:

                 (a)     ClimaChem shall fail to make any payment of principal of, or interest on or any other amount owing in respect of, the Notes, or any of the other Obligations when due and payable or declared due and payable which, other than principal or interest, shall have remained unremedied for a period of 10 days.

                  (b)      Any Credit Party or Parent, with respect to any provision applicable to Parent, fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.1(a), (b), (d), (g), (h), (i) and (l) of this Agreement, or comparable provisions of the other Loan Documents, within 10 days of the date when required (or within 5 days of the date when required in the case of Section 6.1(b)), or if a Credit Party otherwise fails to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement or in any of the other Loan Documents;

                  (c)     Any material portion of the Collateral or any Credit Party's or any of its Subsidiaries' assets, when such assets of a Credit Party and its Subsidiaries' assets are taken as a whole, is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

                 (d)     An Insolvency Proceeding is commenced by any Credit Party, Parent or any of their Subsidiaries;

                 (e)     An Insolvency Proceeding is commenced against any Credit Party, Parent or any of their Subsidiaries, and any of the following events occur: (a) the applicable Credit Party, Parent or the Subsidiary consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Credit Party, Parent or any of their Subsidiaries, or (e) an order for relief shall have been entered therein;

                 (f)     Any Credit Party, Parent or any of their Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

                 (g)     A notice of Lien (other than a Permitted Lien ), levy, or assessment securing or otherwise with respect to Indebtedness or an obligation for the payment of money in an aggregate amount in excess of $500,000 is filed of record with respect to any Credit Party's or any of its Subsidiaries' assets or the Collateral by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien (other than a Permitted Lien), whether choate or otherwise, upon any Credit Party's or any of its Subsidiaries' assets or any Collateral and the same is not paid on the payment date thereof;

                 (h)     A judgment or other claim against any Credit Party, or with respect to clause (i), Parent, for an amount in excess of $500,000 (i) becomes a Lien or encumbrance upon any portion of any Credit Party's, or any of its Subsidiaries' properties or assets or any Collateral, or (ii) shall not be stayed, vacated, bonded, paid or discharged for a period 60 days;

                 (i)     There is a default under any Material Contract to which any Credit Party or any of its Subsidiaries is a party and such default (a)(i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the applicable Credit Party's or its Subsidiaries' obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein, and (b) involves Indebtedness or an obligation for the payment of money in an aggregate amount in excess of $500,000;

                 (j)     Any Credit Party or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

                 (k)     Any material misstatement or misrepresentation exists now or hereafter in any warranty, representation or statement made to the Purchasers by any Credit Party, Parent, their Subsidiaries, or any officer, employee, agent, or director of any Credit Party, Parent or any of their Subsidiaries;

                  (l)     The obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor thereunder;

                 (m)     This Agreement or any other Loan Document that purports to create a Lien, shall, for any reason not as a result of any act or omission of the Purchasers, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

                  (n)     Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Credit Party, or a proceeding shall be commenced by any Credit Party, Parent or by any Governmental Authority having jurisdiction over any Credit Party, Parent seeking to establish the invalidity or unenforceability thereof, or any Credit Party or Parent shall deny that any Credit Party or Parent has any liability or obligation purported to be created under any Loan Document.

            9.2     Remedies.  If any Event of Default specified in Section 8.1 shall have occurred and be continuing, the Required Holders may, without notice, declare all Obligations to be forthwith due and payable, whereupon all such Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by ClimaChem ; provided, however, that upon the occurrence of an Event of Default specified in Section 8.1(c), (d) or (e) hereof, such Obligations shall become due and payable without declaration, notice or demand by any Purchaser.

            Any Purchaser may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in its best interests, including any action (or the failure to act) pursuant to the Loan Documents.

           9.3     Waivers by the Credit Parties.  Except as otherwise provided for in this Agreement and applicable law, the Credit Parties and Parent waive (i) presentment, demand and protest and notice of presentment, dishonor notice of intent to accelerate and notice of acceleration, (ii) all rights to notice and a hearing prior to the Purchasers' taking possession or control of, or to the Purchasers' replevy, attachment or levy upon, any Collateral securing the Obligations or any bond or security which might be required by any court prior to allowing the Purchasers to exercise any of their remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. The Credit Parties and Parent acknowledge that they has been advised by counsel of their choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

           9.4     Right of Set-Off.  Upon the occurrence and during the continuance of any Event of Default, each Purchaser is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Purchaser to or for the credit or the account of ClimaChem against any and all of the obligations of ClimaChem now or hereafter existing under this Agreement and the Notes held by Purchaser irrespective of whether or not such Purchaser shall have made any demand under this Agreement or the Note and although such obligations may be unmatured. Each Purchaser agrees promptly to notify ClimaChem after any such set-off and application made by such Purchaser; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Purchasers under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Purchasers may have.

10.     INDEMNIFICATION

             ClimaChem agrees to indemnify and hold harmless each Purchaser, the Collateral Agent and their Affiliates and their respective officers, directors and employees from and against any losses, liabilities, obligations, damages, penalties, actions, proceedings, judgments, suits, claims, costs, fees, expenses and disbursements (including, without limitation, reasonable attorneys' fees and disbursements) of any kind ("Losses") which may be imposed upon, incurred by or asserted against such Purchaser, Collateral Agent or such other indemnified Persons as a result of such Purchaser or Collateral Agent having entered into this Agreement or any of the other Loan Documents or relating to or arising out of any untrue representation, breach of warranty or failure to perform any covenants or agreement by any Credit Party contained herein or in any certificate or document delivered pursuant hereto or arising out of any Environmental Law applicable to any Credit Party or its Subsidiaries or otherwise relating to or arising out of the transactions contemplated hereby; provided, however, that ClimaChem shall not be liable for such indemnification to such indemnified Person to the extent that any such Losses result from such indemnified Person's gross negligence or willful misconduct or losses due to loss of income by any of the Purchasers.

11.     COLLATERAL AGENT

           11.1     Collateral Agency Provisions.  (a)  Appointment.  Guggenheim Investment Management, LLC is hereby appointed to act on behalf of all the Purchasers as the Collateral Agent under this Agreement, and the other Loan Documents. The provisions of this Section 11.1 are solely for the benefit of the Collateral Agent and the Purchasers, and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Collateral Agent shall act solely as an agent of the Purchasers and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. The Collateral Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement. The duties of the Collateral Agent shall be mechanical and administrative in nature and the Collateral Agent shall not have, or be deemed to have, by reason of this Agreement or otherwise a fiduciary relationship in respect of any Purchaser. The Purchasers hereby authorize the Collateral Agent to execute the Intercreditor Agreement, dated as of the date hereof, with Foothill Capital Corporation in substantially the same form and substance as previously delivered to the Purchasers.

                 (b)     Actions. If the Collateral Agent shall request instructions from the Required Holders or all Purchasers affected thereby with respect to any act or action (including failure to act) in connection with this Agreement, then the Collateral Agent shall be entitled to refrain from such act or taking such action unless and until the Collateral Agent shall have received instructions from the Required Holders or all Purchasers affected thereby, as the case may be, and the Collateral Agent shall not incur liability to any Person by reason of so refraining. The Collateral Agent shall be fully justified in failing or refusing to take any action hereunder (a) if such action would, in the opinion of the Collateral Agent, be contrary to law or the terms of this Agreement, (b) if such action would, in the opinion of the Collateral Agent, expose the Collateral Agent to any liability or (c) if the Collateral Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Purchaser shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Holders or all affected Purchasers, as applicable.

                (c)     Collateral Agent's Reliance. etc. Neither the Collateral Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for damages caused by its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Collateral Agent: (a) may treat the payee of any Note as the holder thereof until the Collateral Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Collateral Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Purchaser and shall not be responsible to any Purchaser for any statements, warranties or representations made in or in connection with this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Credit Party or to inspect the Collateral including the books and records of any Credit Party; (e) shall not be responsible to any Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

                (d)     Purchaser Credit Decisions. Each Purchaser acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Purchaser and based on such financial statements and other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Purchaser acknowledges the potential conflict of interest of each other Purchaser as a result of the Purchasers holding disproportionate interests in the Notes, and expressly consents to, and waives any claim based upon, such conflict of interest.

                (e)     Successor Collateral Agent. The Collateral Agent may resign at any time by giving not less than 30 days' prior written notice thereof to the Purchasers and ClimaChem. Upon any such resignation, the Required Holders shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by the Required Holders and shall have accepted such appointment within 30 days after the resigning Collateral Agent's giving notice of resignation, then the resigning Collateral Agent may, on behalf of the Purchasers, appoint a successor Collateral Agent, which shall be a Purchaser, if a Purchaser is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Collateral Agent has been appointed pursuant to the foregoing by the 30th day after the date such notice of resignation was given by the resigning Collateral Agent, such resignation shall become effective and the Required Holders shall thereafter perform all the duties of the Collateral Agent hereunder until such time, if any, as the Required Holders appoint a successor Collateral Agent as provided above. Prior to the occurrence and continuation of an Event of Default any successor Collateral Agent appointed by the Collateral Agent or the Required Holders shall be subject to the prior approval of ClimaChem, such approval not to be unreasonably withheld or delayed. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Collateral Agent. Upon the earlier of the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent or the effective date of the resigning Collateral Agent's resignation, the resigning Collateral Agent shall be discharged from its duties and obligations under this Agreement, except that any indemnity rights or other rights in favor of such resigning Collateral Agent shall continue. After any resigning Collateral Agent's resignation hereunder, the provisions of this Section 11.1 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement.

                 (f)      Indemnification by the Purchasers. The Purchasers agree to indemnify the Collateral Agent (to the extent the Collateral Agent is not reimbursed by the Credit Parties and without limiting the obligations of ClimaChem hereunder), ratably on a pro rata basis based on the principal amount outstanding under the Notes from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Collateral Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Collateral Agent in connection therewith; provided, however, that no Purchaser shall be liable to the extent it is finally judicially determined that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements arose primarily from the Collateral Agent's gross negligence or willful misconduct.

12.  MISCELLANEOUS

           12.1     Complete Agreement; Modification of Agreement; Sale of Interest.  The Transaction Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supercede any previous agreement or understanding between them relating hereto or thereto and may not be modified, altered or amended except as provided therein, or in the case of the Loan Documents by an agreement in writing signed by the Credit Parties and the Purchasers in accordance with Section 10.1(d) hereof. The Credit Parties and Parent may not sell, assign or transfer any of the Loan Documents or any portion thereof, including, without limitation, their rights, title, interests, remedies, powers and duties hereunder or thereunder. The Purchasers hereby consent to any Purchaser's sale of participations, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, such Purchaser's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not.

                 (b)     In the event any Purchaser assigns or otherwise transfers all or any part of any of the Notes, ClimaChem shall, upon the request of such Purchaser issue new Notes to effectuate such assignment or transfer.

                 (c)     Any Purchaser may sell, assign, transfer or negotiate to one or more other lenders, commercial banks, insurance companies, other financial institutions or any other Person acceptable to such Purchaser all or a portion of its rights and obligations under the Notes held by such Purchaser and this Agreement; provided, however, that acceptance of such assignment by any assignee shall constitute the agreement of such assignee to be bound by the terms of this Agreement applicable to such Purchaser. From and after the effective date of such an assignment, (x) the assignees thereunder shall, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such assignment and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an assignment and acceptance covering all or the remaining portion of an assignor's rights and obligations under this Agreement, such assignor shall cease to be a party hereto).

                (d)     No amendment or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor consent to any departure by any Credit Party or Parent therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Holders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each holder of a Note affected thereby do any of the following: (i) subject such holder to any additional obligations, (ii) reduce the principal of, or interest on, any Note or other amounts payable hereunder or release or discharge ClimaChem from its obligations to make such payments, (iii) postpone any date fixed for any payment of principal of, or interest on, any Note or other amounts payable hereunder, (iv) change the aggregate unpaid principal amount of any Note, or the number of holders thereof, which shall be required for such holders or any of them to take any action hereunder, or (v) amend this Section 12.1(d).

          12.2     Fees and Expenses.  ClimaChem shall pay all reasonable out-of-pocket costs, fees and expenses of the Purchasers in connection with the preparation of the Transaction Documents and the transactions contemplated thereby, including, without limitation, all reasonable legal fees and expenses of Weil, Gotshal & Manges LLP, counsel to the Purchasers, and any other local counsel. If, at any time or times, regardless of the existence of an Event of Default (except with respect to paragraph (iii) below, which shall be subject to an Event of Default having occurred and be continuing), the Required Holders or, in the case of paragraphs (ii) or (iii) below, any Purchaser, shall employ counsel or other advisors for advice or other representation or shall incur reasonable legal or other costs and expenses in connection with:

                     (i)     any amendment, modification or waiver, or consent with respect to, any of the Loan Documents or advice in connection with the administration of the loans made pursuant hereto or its rights hereunder or thereunder;

                     (ii)    any litigation, contest, dispute, suit, proceeding or action (whether instituted by such Purchaser, any Credit Party, Parent, any Subsidiary of such Credit Party, Parent or any other Person) in any way relating to any of the Loan Documents or any other agreements to be executed or delivered in connection herewith; or

                     (iii)    any attempt to enforce any rights of such Purchaser against any Credit Party,
           Parent, any of their Subsidiaries or any other Person, that may be obligated to such
           Purchaser by virtue of any of the Loan Documents;

then, and in any such event, the reasonable attorneys' and other parties' fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section shall be payable, on demand, by ClimaChem to such Purchaser and shall be additional Obligations under this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants' and investment bankers' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services; and costs and expenses of the Collateral Agent.

            12.3     No Waiver by Purchaser.  Any Purchaser's failure, at any time or times, to require strict performance by any Credit Party or Parent of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of such Purchaser thereafter to demand strict compliance and performance therewith. Any suspension or waiver by such Purchaser of an Event of Default by any Credit Party under the Loan Documents shall not suspend, waive or affect any other Event of Default by any Credit Party under this Agreement and any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of any Credit Party or Parent contained in this Agreement or any of the other Loan Documents and no Event of Default by any Credit Party under this Agreement and no defaults by any Credit Party under any of the other Loan Documents shall be deemed to have been suspended or waived by any Purchaser, unless such suspension or waiver is by an instrument in writing signed by an officer of such Purchaser and the Required Holders and directed to any Credit Party or Parent specifying such suspension or waiver.

           12.4      Remedies.  Each Purchaser's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which such Purchaser may have under any other agreement, including without limitation, the Loan Documents, the other Transaction Documents, by operation of law or otherwise.

           12.5      Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under the Transaction Documents.

           12.6      Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            12.7      Binding Effect; Benefits.  This Agreement and the other Transaction Documents shall be binding upon, and inure to the benefit of, the successors of each Credit Party, Parent and each Purchaser and the assigns, transferees and endorsees of each Purchaser.

            12.8      Conflict of Terms.  Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

           12.9     Governing Law. Except as otherwise expressly provided in any of the Transaction Documents, in all respects, including all matters of construction, validity and performance, this Agreement and the Obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America. Each Purchaser and each Credit Party agree to submit to personal jurisdiction and to waive any objection as to venue in the federal or New York State courts located in the County of New York, State of New York. Service of process on Purchaser or Company in any action arising out of or relating to any of the Transaction Documents shall be effective if mailed to such party at the address listed in Section 12.10 hereof. Nothing herein shall preclude any Purchaser or any Credit Party from bringing suit or taking other legal action in any other jurisdiction.

            12.10     Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed to the respective party hereto at the address indicated for such party on Schedule A and Schedule B; provided, however, any party may substitute such other address by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) business days after the same shall have been deposited with the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

           12.11     Survival.  The representations and warranties of the Credit Parties in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

           12.12     Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

           12.13     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

           12.14     Publicity.  Neither any Credit Party, Parent nor their Subsidiaries nor any Purchaser shall issue any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by the other party in advance. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the SEC or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable, and may make such disclosure as it is advised by its counsel is required by law, subject to advance consultation with the Purchasers.

            IN WITNESS WHEREOF, the Credit Parties, Parent and the Purchasers have executed this Agreement as of the day and year first above written.

                                                                                Issuer:

                                                                                 CLIMACHEM, INC.

                                                                                 By:   /s/ Tony M. Shelby
                                                                                       Name:  Tony M. Shelby
                                                                                       Title:  Vice President

                                                                                Parent:

                                                                                 LSB INDUSTRIES, INC.

                                                                                 By:   /s/ Tony M. Shelby
                                                                                       Name:  Tony M. Shelby
                                                                                       Title:  Vice President

                                                                                Other Guarantors:

                                                                                 NORTHWEST FINANCIAL CORP.
                                                                                 EL DORADO CHEMICAL CO.
                                                                                 SLURRY EXPLOSIVE CORP.
                                                                                 UNIVERSAL TECH CORP.
                                                                                 THE ENVIRONMENTAL GROUP, INC.
                                                                                 KOAX CORP.
                                                                                 INTERNATIONAL ENVIRONMENTAL CORP.
                                                                                 CLIMATE MASTER, INC.
                                                                                 THE CLIMATE CONTROL GROUP, INC.
                                                                                 CLIMATECRAFT, INC.
                                                                                 CLIMACOOL CORP.
                                                                                  TRISON CONSTRUCTION, INC.
                                                                                  LSB CHEMICAL CORP.

                                                                                 By:     /s/ Tony M. Shelby
                                                                                       Name:  Tony M. Shelby
                                                                                       Title:  Vice President

                                                                                    Purchasers:

                                                                                    UPPER COLOMBIA CAPITAL COMPANY,
                                                                                     LLC

                                                                                     By:    /s/ Todd L. Boehly
                                                                                          Name: Todd L. Boehly
                                                                                          Title: Manager

                                                                                      FORTWIRTH CDO LTD.

                                                                                      By:   /s/ Todd L. Boehly
                                                                                           Name: Todd L. Boehly
                                                                                           Title: Managing Director

                                                                                      NORTH AMERICAN COMPANY FOR
                                                                                      LIFE AND HEALTH INSURANCE

                                                                                      By:   /s/ Todd L. Boehly
                                                                                           Name: Todd L. Boehly
                                                                                           Title: Managing Director

                                                                                      NORTH AMERICAN COMPANY FOR
                                                                                      LIFE AND HEALTH INSURANCE OF
                                                                                      NEW YORK

                                                                                      By:    /s/ Todd L. Boehly
                                                                                           Name: Todd L. Boehly
                                                                                           Title: Managing Director

                                                                                      Collateral Agent:

                                                                                      GUGGENHEIM INVESTMENT
                                                                                      MANAGEMENT, LLC

                                                                                      By:    /s/ Todd L. Boehly
                                                                                           Name: Todd L. Boehly
                                                                                           Title: Managing Director